Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the Registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

by and among

iAnthus Arizona, LLC,

S8 Management, LLC,

S8 Rental Services, LLC,

Soothing Options, Inc.,

ABACA, Inc., and

Health for Life, Inc.

and

Soothing Ponderosa, LLC,

Abaca Ponderosa, LLC,

H4L Ponderosa, LLC, and

Pitchfork Enterprises, LLC

Dated: February 6, 2025

58965399.25

i

Exhibits

A – Seller Control Action Documents

B – Form of Transition Services Agreement

C – Form of Note

D – Form of Bill of Sale

E – Form of Assignment and Assumption Agreement

F – Form of Assignment and Assumption of Lease

G – Form of Security Agreement

H – Form of Pledge Agreement

I – Form of Supply Agreement

J – Form of Deed

K – Department Documents

L – Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated as of February 6, 2025 (the “Execution Date”), is entered into by and among Soothing Ponderosa, LLC, an Arizona limited liability company (“Soothing Buyer”), Abaca Ponderosa, LLC, an Arizona limited liability company (“ABACA Buyer”), H4L Ponderosa, LLC, an Arizona limited liability company (“H4L Buyer,” and together with Soothing Buyer and ABACA Buyer, each, a “Buyer” and, collectively, “Buyers”), and Pitchfork Enterprises, LLC, an Arizona limited liability company (“Buyer Parent”), on the one hand, and iAnthus Arizona, LLC, an Arizona limited liability company (“iAnthus Arizona”), S8 Management, LLC, an Arizona limited liability company (“S8 Management”), and S8 Rental Services, LLC, an Arizona limited liability company (“S8 Rental,” and together with iAnthus Arizona and S8 Management, each, a “Seller Service Company,” and collectively, the “Seller Service Companies”), Soothing Options, Inc., an Arizona not-for-profit corporation d/b/a Health for Life McDowell (“Soothing Options”), ABACA, Inc., an Arizona not-for-profit corporation d/b/a Health for Life Cave Creek (“ABACA”), and Health for Life, Inc., an Arizona not-for-profit corporation d/b/a Health for Life Ellsworth (East) (“H4L,” and together with Soothing Options and ABACA, each, an “NFP Company,” and collectively, the “NFP Companies,” and together with the Seller Service Companies, each, a “Seller,” and collectively, “Sellers”), on the other hand.

RECITALS

WHEREAS, Soothing Options is in the business of acquiring, cultivating, possessing, processing (including development of related products such as edible and non-edible goods, tinctures, aerosols, oils or ointments), transferring, harvesting, transporting, selling, distributing, dispensing or administering medical and adult-use marijuana, products containing marijuana, related supplies or education materials (the “Cannabis Business”) in the State of Arizona pursuant to Medical Marijuana Dispensary Certificate ID No. 0000094DCTJ00667966 (the “Soothing Options Medical License”) and Establishment License No. 00000117ESPN93487198 (the “Soothing Options Adult Use License,” and together with the Soothing Options Medical License, the “Soothing Options License”), each issued by the Arizona Department of Health Services (the “Department”) pursuant to Arizona Cannabis Law (as defined below);

WHEREAS, ABACA is in the Cannabis Business in the State of Arizona pursuant to Medical Marijuana Dispensary Certificate ID No. 00000075DCPP00704676 (the “ABACA Medical License”) and Establishment License No. 00000116ESSM79524188 (the “ABACA Adult Use License,” and together with the ABACA Medical License, the “ABACA License”), each issued by the Department pursuant to Arizona Cannabis Law;

WHEREAS, H4L is in the Cannabis Business in the State of Arizona pursuant to Medical Marijuana Dispensary Certificate ID No. 00000093DCTJ00667966 (the “H4L Medical License,”) and Establishment License No. 00000118ESDH66162163 (“H4L Adult Use License,” and together with H4L Medical License, the “H4L License” and together with the Soothing Options License and the ABACA License, collectively, the “Cannabis Licenses”), each issued by the Department pursuant to Arizona Cannabis Law;

WHEREAS, the Seller Service Companies own certain assets used in or relating to the Cannabis Businesses of the NFP Companies (collectively, the “NFP Cannabis Business”); and

WHEREAS, Sellers wish to sell and assign to Buyers, and Buyers wish to purchase and assume from Sellers, all of the assets and certain specified liabilities, of Sellers used in or relating to the NFP Cannabis Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ITC “ARTICLE I DEFINITIONS” \l 1
Definitions

The following terms have the meanings specified or referred to in this 2ARTICLE I:

“ABACA” has the meaning set forth in the Recitals.

“ABACA Buyer” has the meaning set forth in the Recitals.

“Accounting Principles” has the meaning set forth in Section 2.06(b).

“Accounts Receivable” has the meaning set forth in Section 2.01(a)(i).

“Actual Finished Goods Inventory Amount” has the meaning set forth in Section 2.11(a)(ii).

“Actual Raw Materials and Work In Process Inventory Amount” has the meaning set forth in Section 2.11(a)(ii).

“Actual Inventory Deficiency Amount” has the meaning set forth in Section 2.11(a)(ii).

“Adjusted Allocation Schedule” has the meaning set forth in Section 2.12.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Payoff Amount” has the meaning set forth in Section 2.07(a)(ii).

“Agreement” has the meaning set forth in the preamble.

“Arizona Cannabis Law” means, collectively, (a) Title 9; Chapter 17 Department of Health Services Medical Marijuana Program, as amended from time to time, (b) A.R.S. § 36-2801 et seq., as amended from time to time, (c) Title 9, Chapter 18 of the Arizona Department of Health Services Adult-Use of Marijuana Program, as amended from time to time, and (d) A.R.S. § 36-2802 et seq., as amended from time to time.

“Arizona Nonprofit Act” means the Arizona Nonprofit Corporation Act, as amended from time to time.

“Assigned Contracts” has the meaning set forth in Section 2.01(a)(iii).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Base Closing Payment Amount” has the meaning set forth in Section 2.07(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(a)(x).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona are authorized or required by Law to be closed for business.

“Buyer” or “Buyers” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer Parent Annual Financial Statements” has the meaning set forth in Section 5.04.

“Buyer Parent Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Parent Financial Statements” has the meaning set forth in Section 5.04.

“Buyer Parent Interim Financial Statements” has the meaning set forth in Section 5.04.

“Buyer POBMs” has the meaning set forth in Section 2.05(a).

“Buyers’ Accountant” means Price Kong CPAs (with attention to Melissa Harrington).

“Cannabis Business” has the meaning set forth in the Recitals.

“Cannabis Licenses” has the meaning set forth in the Recitals.

“Cash” means cash and cash equivalents of the NFP Cannabis Business through the Closing Date (excluding any cash required to cover checks or other similar payments that have been made by Sellers but have not yet cleared).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“City” has the meaning set forth in Section 6.06(a).

“City Sales Tax Estimate” has the meaning set forth in Section 6.06(b).

“Claims” has the meaning set forth in Section 6.15(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash Payment” has the meaning set forth in Section 2.07(a)(i).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Statement” has the meaning set forth in Section 2.06(b).

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.11(a)(i).

“COBRA” has the meaning set forth in Section 6.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 16, 2024, by and between iAnthus Capital Holdings, Inc. and Pitchfork Partners, LLC.

“Contracts” means all legally binding written or oral contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Current Assets” means the current assets of the NFP Cannabis Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules excluding (i) Inventory and (ii) any Accounts Receivable related to Genesis unless such Account Receivable is fully paid before the date of the Post-Closing Adjustment as described in Section 2.11, and, in each instance, only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the NFP Cannabis Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Data Protection Requirements” means (i) any applicable Laws related to: (a) the processing of Personal Data, privacy, data protection, and/or data security; (b) marketing, online advertising, and/or the delivery of electronic communications; and (c) actions required to be taken in respect of unauthorized or accidental access to or use or disclosure of Personal Data; (ii) Sellers’ policies and procedures relating to privacy and data security; (iii) any applicable contractual terms requiring compliance with the Payment Card Industry Data Security Standard (PCI DSS); and (iv) online behavioral advertising self-regulatory principles.

“Data Room” means the electronic documentation site established by Donnelley Financial Solutions, Inc. on behalf of Sellers containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.

“Deductible” has the meaning set forth in Section 8.04(a).

“Delinquent Sales Taxes” has the meaning set forth in Section 6.06(c).

“Department Documents” has the meaning set forth in Section 3.02(a)(xix).

“Deed” has the meaning set forth in Section 3.02(a)(xiv).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyers concurrently with the execution and delivery of this Agreement and as may be supplemented pursuant to Section 6.02(b).

“Disputed Amounts” has the meaning set forth in Section 2.11(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(a)(ii)(A).

“Employees” means, collectively, the Seller Service Company Employees and the NFP Employees.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Governmental Order or binding agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” shall mean Pioneer Title Agency, Inc., Attn: Gloria Burnett, located at 1550 E. Missouri Ave, Phoenix, Arizona 85014.

“Escrow Agreement” means the Escrow Agreement by and among Buyers, Sellers, and the Escrow Agent, attached hereto as Exhibit L.

“Estimated Finished Goods Inventory Amount” has the meaning set forth in Section 2.06(b).

“Estimated Raw Materials and Work In Process Inventory Amount” has the meaning set forth in Section 2.06(b).

“Estimated Statements” has the meaning set forth in Section 2.06(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.06(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Taxes” means Taxes for any and all (a) Taxes (or the non-payment thereof) relating to the NFP Cannabis Business, Purchased Assets, or Assumed Liabilities, in each instance for any taxable period, or portion thereof, ending on or prior to the Closing Date; (b) Taxes (or the non-payment thereof) relating to the Excluded Assets or Excluded Liabilities, in each instance for any period, or portion thereof; (c) Taxes of Sellers (and any ultimate beneficial owner of Sellers) for any period, whether arising as a result of a tax sharing, indemnity, or allocation agreement, whether by contract, operation of law, or otherwise; (d) Taxes arising from the consummation of the transactions contemplated in this Agreement; and (e) Taxes imposed on Buyer, or for which Buyer is liable, as a result of any breach by Sellers of any covenant, representation, or warranty set forth in this Agreement.

“Execution Date” has the meaning set forth in the preamble.

“Final Sellers’ Tax Lien Release Determination” has the meaning set forth in Section 8.04(j).

“Financial Statements” has the meaning set forth in Section 4.05.

“Finished Goods Inventory” means all finished goods inventory, including finished goods at ABACA, H4L, and Soothing Options, as well as supplies and accessories at ABACA and H4L.

“Finished Goods Inventory Target Value” means $2,090,000.

“Finished Goods Inventory Valuation” means the fair market value of Finished Goods as determined in accordance with the Inventory Methodology.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(g).

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty under this Agreement and any other Transaction Document or any document, agreement, certificate, or instrument delivered pursuant to the terms of each of the foregoing, made by such party, (a) with respect to Sellers, to Sellers’ Knowledge or (b) with respect to Buyers, to Buyers’ actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Approval” means any authorization, consent, approval, Permit, qualification, franchise, certification, license, pronouncement, stipulation, determination, decision, edict, order, opinion, waiver, endorsement or exemption of, or registration or filing with, any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Governmental Requirement” means, at any time, (i) any foreign, federal, state or local Law (including common law), act, statute, code, ordinance, order, injunction, determination, decision, rule, regulation, judgment, ruling, decree, injunction, writ, assessment, edict, award (including any arbitration award), written authorization, treaty, proclamation, convention or other adopted requirement of any Governmental Authority enacted or in effect at that time, and (ii) any obligation included in any Permit issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

“H4L” has the meaning set forth in the recitals.

“H4L Buyer” has the meaning set forth in the recitals.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Health for Life Crismon” means The Healing Center Wellness Center, Inc., an Arizona not-for-profit corporation d/b/a Health for Life Crismon.

“Hired Employee” has the meaning set forth in Section 6.04(a).

“Improvements” has the meaning set forth in Section 2.01(a)(v).

“iAnthus Arizona” has the meaning set forth in the preamble.

“Indebtedness” means with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including any Company notes issued in connection with any acquisition undertaken by Sellers); (c) all obligations of such Person that are not characterized as current liabilities under GAAP; (d) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (e) all capital lease obligations of such Person determined in accordance with GAAP; (f) all obligations of such Person secured by a contractual lien; (g) all guarantees of such Person in connection with any of the foregoing; (h) all Liabilities for underfunded employee pension benefit plans; (i) any accrued and unpaid employee salaries, wages, benefits, bonuses, commissions, and profit-sharing arrangements, and all outstanding severance obligations, unfunded deferred compensation liabilities, change of control, retention or similar bonuses, or nonqualified deferred compensation obligations in respect of any current or former employee, officer, director or other individual service provider of Sellers; (j) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; (k) deferrals of employer payroll taxes pursuant to Section 2302 of the CARES Act; (l) payroll Tax (including those imposed by Sections 3101(a) and 3201 of the Code) deferred pursuant to IRS Notice 2020-65 or the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020; and (m) any unpaid or unforgiven balances under any PPP Loans.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants, other than Sellers’ Accountants or Buyers’ Accountants, appointed by mutual agreement of Buyers and Sellers.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Sellers or Sellers grant any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the NFP Cannabis Business.

“Intellectual Property Assets” means all Intellectual Property that is used in connection with the NFP Cannabis Business, including the Intellectual Property Registrations set forth on Section 4.12(a) of the Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Inventory” means, collectively, Finished Goods Inventory, Raw Materials and Work In Process Inventory, without duplication.

“Inventory Methodology” means the accounting methodologies set forth on Section 1.01(b) of the Disclosure Schedules.

“IRS” means the United States Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 4.16(c).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after due inquiry, of those persons listed on Section 1.01(c) of the Disclosure Schedules.

“Land” has the meaning set forth in Section 2.01(a)(v).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority including, without limitation, Arizona Cannabis Law and the Arizona Nonprofit Act; provided however, that for purposes of whether a party has complied with applicable Law, the term “Law” does not include any provision of the federal Controlled Substances Act (or any other federal statute the violation of which would not have occurred but for the fact that marijuana is a controlled substance under the federal Controlled Substances Act) to the extent that the applicable act or omission by the party does not violate Arizona Law.

“Leased Real Property” has the meaning set forth in Section 4.11(c).

“Leases” has the meaning set forth in Section 4.11(c).

“Lease Extension” has the meaning set forth in Section 3.02(a)(iv).

“Lien Deficit” has the meaning set forth in Section 8.04(j).

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Management Agreements” means, collectively, (a) that certain Management Services Agreement, dated as of January 1, 2020, by and between iAnthus Arizona and Soothing Options, (b) that certain Amended and Restated Management Services Agreement, dated as of January 1, 2020, by and between iAnthus Arizona and ABACA, and (c) that certain Management Services Agreement, dated as of January 1, 2020, by and between iAnthus Arizona and H4L.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the NFP Cannabis Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the NFP Cannabis Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyers; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Sellers and the NFP Cannabis Business; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the NFP Cannabis Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“McDowell Lease” means that certain Lease, dated June 11, 2021, by and between Predio Management, LLC, acting as designated property manager on behalf of Cowley Companies, Inc., and iAnthus Arizona, for the premises located at 5550 E. McDowell Road, Mesa, Arizona 85215.

“Modified Seller Control Action Document” has the meaning set forth in Section 2.05.

“NFP Company” and “NFP Companies” has the meaning set forth in the Recitals.

“NFP Cannabis Business” has the meaning set forth in the Recitals.

“NFP Employees” means those Persons employed by the NFP Companies who worked exclusively for the NFP Cannabis Business immediately prior to the Closing.

“Non-Party Affiliates” has the meaning set forth in Section 10.14.

“Organizational Documents” means (a) with respect to a corporation, the articles of incorporation (or the like) and bylaws of such corporation, and (b) with respect to a limited liability company, the articles of organization (or the like) and operating agreement of such limited liability company.

“Owned Real Property” has the meaning set forth in Section 2.08.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means information (a) that identifies an individual or (b) in combination with publicly available information or other information in Sellers’ possession or under its control, identifies an individual.

“Pledge Agreement” has the meaning set forth in Section 3.02(a)(ix).

“Post-Closing Adjustment” has the meaning set forth in Section 2.11(a)(ii).

“Post-Closing Tax Period” shall mean any Tax period (or portion thereof) commencing on or after the Closing Date.

“PPP Loans” means any loan obtained by Sellers pursuant to Section 7(a) of the Small Business Act of 1953 and the Paycheck Protection Program as set forth in the Coronavirus Aid, Relief and Economic Security Act of 2020.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the day before the Closing Date.

“Privilege Taxes” has the meaning set forth in Section 6.06.

“Privilege Tax Holdback Escrow” has the meaning set forth in Section 6.06(b).

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before a Governmental Authority or arbitral tribunal.

“Products” has the meaning set forth in Section 4.24.

“Product Liability Claims” has the meaning set forth in Section 4.24.

“Product Recalls” has the meaning set forth in Section 4.24.

“Purchase Price” has the meaning set forth in Section 2.06.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased Real Property” has the meaning set forth in Section 2.01(a)(v).

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(b).

“Raw Materials and Work In Process Inventory” means all raw materials and unfinished goods in the manufacturing process that are related to the NFP Cannabis Business, as well as supplies and accessories at Soothing Options, but are not otherwise included in the definition of Inventory.

“Raw Materials and Work in Process Inventory Target Value” means $3,035,000.

“Raw Materials and Work In Process Inventory Valuation” means the fair market value of the Work in Process Inventory as determined in accordance with the Inventory Methodology.

“Real Property” means, real property used exclusively in connection with the NFP Cannabis Business as of the date hereof comprised of the Owned Real Property and the Leased Real Property.

“Real Property Escrow” has the meaning set forth in Section 2.08(b).

“Real Property Escrow Conveyance Costs” means, as applicable, all closing costs, recording fees, and costs related to title insurance including the Title Policy.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Lien” has the meaning set forth in Section 8.04(j).

“Released Lien Notice” has the meaning set forth in Section 8.04(j).

“Released Parties” has the meaning set forth in Section 6.15(a).

“REPA Real Property” has the meaning set forth in Section 2.08(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.11(b)(ii).

“Review Period” has the meaning set forth in Section 2.11(b)(i).

“S8 Management” has the meaning set forth in the preamble.

“S8 Rental” has the meaning set forth in the preamble.

“Schedule Supplement” has the meaning set forth in Section 6.02(b).

“Security Agreement” has the meaning set forth in Section 3.02(a)(viii).

“Security Incident” has the meaning set forth in Section 4.16.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Benefit Plan” has the meaning set forth in Section 4.19(a).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Control Action Documents” means the documents set forth on Exhibit A hereto, which, in accordance with Section 2.05, will, among other things, remove the Buyer POBMs of each Buyer, terminate any management agreement or other agreement then in effect between a Buyer and any Affiliate of such Buyer, and enable Sellers to exercise control over Buyers and the Cannabis Licenses.

“Sellers’ Control Action” has the meaning set forth in Section 2.05(a).

“Sellers’ Accountant” means PKF O’Connor Davies Accountants and Advisors.

“Seller Service Company(ies)” has the meaning set forth in the preamble.

“Seller Service Company Employees” means those Persons employed by Sellers who worked exclusively for the NFP Cannabis Business immediately prior to the Closing.

“Sellers’ Tax Liens” means the federal tax liens imposed on one or more Sellers by the IRS set forth on in Section 1.01(d) of the Disclosure Schedules.

“Sellers’ Tax Lien Release Document” has the meaning set forth in Section 8.04(j).

“Settlement Statement” has the meaning set forth in Section 3.02(a)(xvi).

“SOL Expiration” has the meaning set forth in Section 8.04(j).

“Soothing Buyer” has the meaning set forth in the Recitals.

“Soothing Options” has the meaning set forth in the Recitals.

“State Sales Tax Estimate” has the meaning set forth in Section 6.06(b).

“Statement of Objections” has the meaning set forth in Section 2.11(b)(ii).

“Supply Agreement” has the meaning set forth in Section 3.02(a)(x).

“Tangible Personal Property” has the meaning set forth in Section 2.01(a)(iv).

“Target Working Capital” has the meaning set forth in Section 2.07(a)(i).

“Tax Clearance Certificates” has the meaning set forth in Section 6.06(a).

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, (b) any fine, penalty, interest, additional taxes or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Indemnity Escrow Account” means an interest-bearing bank account designated in writing by the Escrow Agent for the purpose of holding the Tax Indemnity Escrow Amount, together with any interest accruing thereon for the account of Sellers and maintained in accordance with the terms of the Escrow Agreement.

“Tax Indemnity Escrow Amount” means an amount equal to $1,547,901.33.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or statement or other document required to be filed with respect to Taxes, including any schedule, supporting or related information, or attachment thereto, and including any amendment thereof filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Title Policy” has the meaning set forth in Section 2.08(b).

“Trade Secrets” means any trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

“Transaction Documents” means this Agreement, the Note, the Security Agreement, the Pledge Agreement, the Supply Agreement, the Escrow Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, and the other agreements, certificates, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means fees and expenses payable by or on behalf of Sellers relating to the negotiation, execution and delivery of any letter of intent or term sheet, this Agreement and any other Transaction Documents, as well as the consummation of the transaction contemplated hereby and thereby, that are incurred by or on behalf, or charged to Sellers, including all legal, tax, accounting, financial and other advisory and consulting fees, the payment of any assignment or consent fees, and other amounts that may become payable by Sellers in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

“Transition Services Agreement” means the agreement substantially in the form attached as Exhibit B hereto pursuant to which Sellers shall provide certain services and license certain Intellectual Property Assets to Buyers after the Closing.

“Unaudited Financial Statements” has the meaning set forth in Section 4.05.

“Undisputed Amounts” has the meaning set forth in Section 2.11(b)(iii).

“WARN Act” has the meaning set forth in Section 6.04(a).

ARTICLE IITC “ARTICLE II PURCHASE AND SALE” \l 1
Purchase and Sale

Section 2.01 TC “Section 2.01 Purchase and Sale of Assets.” \l 2Purchase and Sale of Assets.

(a) Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyers, and Buyers shall purchase from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under the following assets, properties and rights of Sellers, to the extent that such assets, properties and rights exist as of the Closing Date and relate to the NFP Cannabis Business (collectively, the “Purchased Assets”) to be allocated among the Buyers in accordance with Section 2.01 of the Disclosure Schedules:

(i) all billed and unbilled accounts or notes receivable of the NFP Cannabis Business and all correspondence with respect thereto, including trade accounts receivable,

notes receivable from customers, and all obligations from customers, including the items listed on Section 2.01(a)(i) of the Disclosure Schedules (the “Accounts Receivable”);

(ii) all Inventory;

(iii) all Contracts set forth on Section 2.01(a)(iii) of the Disclosure Schedules and the Leases set forth on Section 4.11(b) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(iv) all furniture, fixtures, equipment, supplies and other tangible personal property of the NFP Cannabis Business listed on Section 2.01(a)(iv) of the Disclosure Schedules (the “Tangible Personal Property”);

(v) all fee simple ownership of the land at the location set forth on Section 2.01(a)(v) of the Disclosure schedules (the “Land”) together with (i) all buildings, fixtures, structures, and improvements situated thereon (the “Improvements”), (ii) all easements, rights of way, and other rights and privileges appurtenant to the Land or such Improvements, (iii) all mineral rights, water rights, and oil and gas rights appurtenant to the Land, and (iv) all tangible rights pertaining to the Land and such improvements, including all entitlements (including the name, address, all plans and specifications related to the Land and such Improvements) (collectively, the “Purchased Real Property”);

(vi) the Leases for all Leased Real Property;

(vii) all Permits, including Environmental Permits, listed on Section 2.01(a)(vii) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(viii) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 2.01(a)(viii) of the Disclosure Schedules;

(ix) all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(x) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, price lists, distribution lists, supplier lists, production data, quality control records and procedures, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the NFP Cannabis Business or the Purchased Assets, other than Customer Data and books and records set forth in Section 2.02(d) (“Books and Records”);

(xi) copies of all books and records relating to customers of the NFP Cannabis Business including, without limitation, customer lists (including, without limitation, all medical marijuana patient lists and records), customer purchasing histories, customer complaints and inquiry files, and other customer information (collectively, the “Customer Data”), it being understood that Sellers shall also own copies of the Customer Data such that, upon the Closing, Buyers and Sellers shall each have all right, title and interest in and to the Customer Data; and

(xii) all goodwill associated with any of the assets described in this Section 2.01.

(b) To the extent that any Purchased Assets are held in the name of any Affiliates of Sellers rather than in the name of Sellers, at the Closing, but effective as of the Effective Time, Sellers, for no additional consideration, will cause such Sellers’ Affiliates to sell, assign, transfer and deliver to Buyers, and Buyers will purchase and acquire from Sellers’ applicable Affiliates, free and clear of any and all Encumbrances, all of Sellers’ applicable Affiliates’ right title in all such Purchased Assets and shall execute such powers of attorney, instruments and agreements as are reasonably necessary to transfer such Purchased Assets.

Section 2.02 TC “Section 2.02 Excluded Assets.” \l 2Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyers expressly understand and agree that they are not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Sellers:

(a) all Cash, bank accounts and securities of Sellers;

(b) all Contracts that are not Assigned Contracts, including without limitation, the Management Agreements;

(c) all Intellectual Property Assets;

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records, other than personnel files of Employees, and any other books and records which Sellers are prohibited from disclosing or transferring to Buyers under applicable Law and are required by applicable Law to retain;

(e) all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder;

(f) all Seller Benefit Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Sellers or any of their Affiliates;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Sellers, whether arising by way of counterclaim or otherwise;

(i) the REPA Real Property;

(j) all assets, properties and rights used by Sellers in its businesses other than the NFP Cannabis Business including, without limitation, all assets, properties and rights of (i) Health for Life Crismon, and (ii) the business at Sellers’ Tarmac Facility, located at 2836 S. 49th Ave., Phoenix, Arizona 85043;

(k) the rights which accrue or will accrue to Sellers under the Transaction Documents; and

(l) any other asset which, if transferred or disclosed, does or would reasonably be expected to, in each case as determined by Sellers in good faith based on the advice of counsel, contain or jeopardize any attorney-client privilege.

Section 2.03 TC “Section 2.03 Assumed Liabilities.” \l 2Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyers shall assume and agree to pay, perform and discharge when due the following Liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”) to be allocated among the Buyers in accordance with Section 2.03 of the Disclosure Schedules:

(a) all trade accounts payable to third parties in connection the NFP Cannabis Business that remain unpaid and are not delinquent as of the Closing Date and that are either reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet;

(b) all liabilities in respect of the Assigned Contracts but only to the extent that such liabilities are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, or other breach, default, or violation by Sellers on or prior to the Closing Date;

(c) all liabilities and obligations of Buyers or their Affiliates relating to employee benefits, compensation or other arrangements with respect to any Hired Employee arising on or after the Closing;

(d) all other liabilities and obligations (other than Excluded Liabilities) arising out of or relating to Buyers’ ownership and operation of the NFP Cannabis Business and the Purchased Assets on or after the Closing; and

(e) those Liabilities of Sellers specifically set forth on Section 2.03(e) of the Disclosure Schedules.

Section 2.04 TC “Section 2.04 Excluded Liabilities.” \l 2Excluded Liabilities. All Liabilities and obligations of Sellers, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”) will remain the sole responsibility of and will be retained, paid, performed, and discharged solely by Sellers. For the avoidance of doubt, the Excluded Liabilities will expressly include (i) all Liabilities that are caused by the actions or inactions of Sellers with respect to the Purchased Assets prior to the Closing, (ii) all Liabilities related to Excluded Taxes, (iii) all product liability, all returns, and all warranty liability with respect to sales made by Sellers, (iv) all Liabilities under Contracts related to Indebtedness (including outstanding checks drawn on Sellers’ accounts), (v) all Liabilities that arise out of or in connection with any violation of or non-compliance of Sellers with any applicable Law, (vi) all refunds due to third parties, (vii) any Liabilities related to any of the Excluded Assets; (viii) any other Liabilities of Sellers not specifically included in the Assumed Liabilities, and (ix) all Liabilities relating to current or former employees of Sellers, including for salary, unfunded pension, bonus, commissions or other compensation or payments.

Section 2.05 TC “Section 2.05 Security in the NFP Companies” \l 2Security in the NFP Companies.

(a) The parties hereto acknowledge that (i) concurrently herewith, Buyers and Sellers are entering into the Security Agreement and the Pledge Agreement as security for Buyers’ obligations under the Note, and (ii) the Security Agreement and the Pledge Agreement may not provide adequate security for such obligations because it may be difficult, impractical or impossible to take the actions necessary to impose Sellers’ control over the Cannabis Licenses under applicable law. Accordingly, as part of Sellers’ security for Buyers’ obligations under the Note, in order to ensure that Sellers may exercise the necessary control over the Cannabis Licenses, upon the Closing, Buyers and Buyer Parent shall cause the Managers, Principal Officers and Board Members (as defined in the operating agreement of each Buyer) of each Buyer (the “Buyer POBMs”) to execute and deliver to Sellers the Seller Control Action Documents which shall be held in escrow by Escrow Agent (accompanied with detailed escrow instructions) and shall be effective automatically, without further action by Buyers or Buyer Parent, only upon the occurrence and continuation of an event of default by Buyers under the Note (such action, a “Sellers’ Control Action”). Following the Closing, if the Buyer POBMs are changed (including any resignation or replacement of any Buyer POBM), the Department modifies its forms or any other action is taken or change is made which would result in any Seller Control Action Document becoming inaccurate or incomplete, Buyers shall reasonably promptly provide written notice thereof to Buyers together with a draft of the applicable Seller Control Action Document as modified (the “Modified Seller Control Action Document”), and the Parties shall promptly provide joint written instructions to the Escrow Agent with a fully-executed copy of the applicable Modified Seller Control Action Document instructing the Escrow Agent to replace the applicable Seller Control Action Document with such Modified Seller Control Action Document.

(b) Upon the exercise of a Sellers’ Control Action, (i) each party hereto shall, as promptly as possible, use its reasonable best efforts to, and cooperate fully with the other parties and their Affiliates in promptly seeking to, obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for Sellers to exercise full control over the business and affairs of each Buyer including, without limitation the Cannabis Licenses, (ii) Buyer Parent shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Section 2.05 including, without limitation, facilitating the cooperation of East West Bank and Buyer Parent’s other lenders, and (iii) Sellers, in their sole discretion, may take such actions as they deem necessary to effectuate the foregoing including, without limitation, the appointment of its own POBMs for each Buyer.

Section 2.06 TC “Section 2.06 Purchase Price.” \l 2Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) (the “Purchase Price”), subject to any adjustment pursuant to Section 2.11. The Purchase Price shall be payable in accordance with Section 2.07. In addition to the foregoing payment, as consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, Buyers shall assume, pay, discharge and perform, as and when due, the Assumed Liabilities.

(b) At least five (5) Business Days preceding the Closing Date, Sellers shall deliver to Buyers a good faith estimate of the Closing Cash Payment (“Closing Statement”), which shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.06(b) of the Disclosure Schedules (the “Accounting Principles”) and shall be accompanied by reasonable supporting detail and documentation demonstrating each component thereof, including good faith estimates of (i) Working Capital as of the Closing (“Estimated Closing Working Capital”), supported by an estimated balance sheet prepared by Sellers as of the Closing, (ii) the

Aggregate Payoff Amount, (iii) the outstanding Transaction Expenses (“Estimated Transaction Expenses”), (iv) the Finished Goods Inventory Valuation as of the Closing (the “Estimated Finished Goods Inventory Amount”), (v) the Raw Materials and Work In Process Inventory Valuation as of the Closing (the “Estimated Raw Materials and Work In Process Inventory Amount,” together with the Closing Statement, the Estimated Closing Working Capital, the Estimated Transaction Expenses, and the Estimated Finished Goods Inventory Amount, the “Estimated Statements”). Other than with respect to any items specifically excluded by the definitions contained herein, the Estimated Statements described above shall be prepared using the Accounting Principles and the Inventory Methodology, as applicable, and consistent with the illustrative Working Capital as set forth on Schedule 2.06(b). Notwithstanding the foregoing, Sellers shall consider in good faith any comments of Buyers to Sellers’ calculation of the Closing Cash Payment and shall consider incorporating such comments into the Closing Statement.

Section 2.07 TC “Section 2.07 Payment of Purchase Price.” \l 2Payment of Purchase Price.

(a) At least two (2) days prior to the Closing, Buyers shall pay by wire transfer of immediately available funds to the Escrow Agent Fifteen Million Dollars ($15,000,000) (the “Base Closing Payment Amount”). At the Closing, Buyers and Sellers shall deliver joint written instructions to the Escrow Agent to pay by wire transfer of immediately available funds:

(i) to Sellers a portion of the Purchase Price equal to an amount (the “Closing Cash Payment”) equal to: (A) the Base Closing Payment Amount minus (B) the Aggregate Payoff Amount, minus (C) the Estimated Transaction Expenses, plus (D) the amount (if any) by which the Estimated Closing Working Capital exceeds $200,000 (the “Target Working Capital”), minus (E) the amount (if any) by which the Target Working Capital exceeds the Estimated Closing Working Capital, minus (F) the Tax Indemnity Escrow Amount, minus (G) Sellers’ share of the Real Property Escrow Conveyance Costs, minus (H) the City Sales Tax Estimate and the State Sales Tax Estimate (if any), minus (I) the amount (if any) by which the Finished Goods Inventory Target Value exceeds the Estimated Finished Goods Inventory Amount, minus (J) the amount (if any) by which the Raw Materials and Work In Process Inventory Target Value exceeds the Estimated Raw Materials and Work in Process Inventory Amount, by wire transfer of immediately available funds in accordance with the allocation and payment instructions set forth in Section 2.07(a) of the Disclosure Schedules to one or more accounts designated in writing by Sellers at least two (2) Business Days prior to the Closing Date;

(ii) on behalf of Sellers, to the creditors holding any Indebtedness which are set forth on Section 2.07(a)(ii) of the Disclosure Schedules, such amounts as are necessary to fully satisfy and payoff all such Indebtedness as of the Closing Date in accordance with the payoff letters delivered by Sellers (such amounts, individually, the “Payoff Amounts” and, in the aggregate, the “Aggregate Payoff Amount”); and

(iii) on behalf of Sellers, to each Person to whom Sellers owe any Estimated Transaction Expenses an amount necessary to satisfy such Estimated Transaction Expense.

(b) Subject to the terms of this Agreement, Escrow Agent shall retain (i) as a non-exclusive source of recovery, the Tax Indemnity Escrow Amount, to be held and disbursed in accordance with the Escrow Agreement, (ii) an amount equal to Sellers’ share of the Real Property Escrow Conveyance Costs to be held and disbursed in connection with the sale and transfer of the

Purchased Real Property and (iii) the City Sales Tax Estimate and the State Sales Tax Estimate to be held and disbursed in accordance with the Escrow Agreement.

(c) Buyers shall pay the remaining balance of Sixteen Million Five Hundred Thousand Dollars ($16,500,000) of the Purchase Price by delivery to Sellers of a promissory note by Buyers and Buyer Parent in the form attached as Exhibit C hereto (the “Note”). The Note shall bear interest at a rate of six percent (6%) per annum compounded annually, shall mature on the sixty-sixth (66th) month anniversary of the date of the first payment made under the Note, and payments thereunder shall be amortized on a straight-line basis over the term thereof. The Note shall be secured by the Security Agreement, the Pledge Agreement and the Seller Control Action Documents.

Section 2.08 TC “Section 2.08 Owned Real Property; Conveyance of Purchased Real Property.” \l 2Owned Real Property; Conveyance of Purchased Real Property.

(a) Concurrently with the sale, assignment, transfer and conveyance of the Purchased Assets hereunder, Sellers are entering into two real property purchase agreements (each, a “REPA” and, collectively, the “REPAs”) with a Buyer-affiliated third party (the “Real Estate Buyer”) for the sale, assignment, transfer and conveyance of the real property set forth in Section 2.08(a) of the Disclosure Schedules which is owned by one or more Sellers and is used exclusively in the NFP Cannabis Business (collectively, the “REPA Real Property,” and together with the Purchased Real Property, the “Owned Real Property”).

(b) As a part of the sale, assignment, transfer and conveyance of the Purchased Assets hereunder, Sellers and Buyers have established an escrow (the “Real Property Escrow”) with the Escrow Agent for the sale and purchase of the Purchased Real Property pursuant to this Agreement. To the extent applicable or necessary, the provisions of this Section 2.08(b) shall constitute escrow instructions to the Escrow Agent, and a copy of this Agreement shall be deposited with the Escrow Agent for such purpose. Notwithstanding anything herein to the contrary, as a condition of Closing, the Escrow Agent shall be irrevocably committed to issue an owner’s title insurance policy in form and substance reasonably satisfactory to Buyers for the Purchased Real Property (the “Title Policy”), which insures good and indefeasible fee simple title to the Purchased Real Property, subject only to those exceptions set forth in the title commitment and survey, excepting any liens and monetary encumbrances created by Sellers. The basic premium for the Title Policy shall be borne by Sellers and, and the costs of any endorsements to the Title Policy shall be paid by Buyers.

(c) At Closing, escrow fees shall be shared equally by the parties. Any delinquent property taxes and/or delinquent assessments affecting the Purchased Real Property shall be paid by Sellers. All non-delinquent real property taxes and general and special assessments shall be prorated as of the Closing based upon the most recent available information, or if current information is not available, based on approximates from the prior year’s taxes and assessments. All other costs associated with the Closing will be shared as customary between the parties including recording fees with respect to the deed and any releases of encumbrances; provided, however, the parties’ respective attorneys’ fees incurred in negotiating and consummating the transaction contemplated hereby shall be paid by the party incurring such attorneys’ fees.

(d) Except as expressly provided herein and in the documents delivered by Sellers at Closing, the parties agree that the Purchased Real Property is being sold in its existing condition, and Sellers make no warranty, whether express or implied, as to the condition or zoning of the Purchased Real Property or the Purchased Real Property’s fitness for any particular use or purpose. Buyers are advised to conduct independent inspections and investigations regarding the Purchased Real Property; provided, however, that Sellers shall deliver the Purchased Real Property in substantially the same condition as on the Execution Date. Buyers acknowledge that in purchasing the Purchased Real Property, (i) Buyers have been given the opportunity to investigate and study the Purchased Real Property, including, without limitation, the opportunity to conduct their own physical inspection, and that, except as expressly provided herein, Buyers are not relying on any representation or warranty of Sellers regarding the physical or environmental condition of the Purchased Real Property, and (ii) except as expressly provided herein, Buyers will acquire the Purchased Real Property AS-IS, WHERE-IS, WITH ALL FAULTS, and shall assume the risks that adverse physical conditions may not have been revealed by their investigation. Except as provided herein, the sale of the Purchased Real Property is made without representation, covenant, or warranty of any kind (whether express or implied to the maximum extent permitted by law) by Sellers, all of which Sellers hereby expressly disclaim.

Section 2.09 TC “Section 2.09 Buyer Inspection of Owned Real Property.” \l 2Buyer Inspection of Owned Real Property. Buyers acknowledge and agree that they have completed all title and survey reviews and other inspections and testing with respect to the Purchased Real Property that Buyers have determined in their sole discretion to be necessary or appropriate for the consummation of Buyers’ purchase of the Purchased Real Property. In such regard, except as otherwise expressly provided in this Agreement (including Sellers’ representations and warranties set forth in ARTICLE IV and the Sellers’ agreement as to the Excluded Liabilities), the Title Policy or any other agreement or instrument to be executed and delivered by the parties in connection with the Closing, Buyers agree to purchase the Purchased Real Property in accordance with the provisions of this Agreement.

Section 2.10 TC “Section 2.10 Real Property Utility Prorations.” \l 2Real Property Utility Prorations. On the fifth (5th) Business Day after the Closing Date, Sellers shall contact each utility provider and cancel all of their respective utility service accounts (including water, electricity, gas, sewer and waste collection) for the Purchased Real Property effective as of the Closing Date. Buyers shall be solely responsible for establishing their own utility service accounts for the Purchased Real Property for periods commencing on and after the Closing Date. Sellers shall arrange for final billings to them for all such cancelled utility services, and shall pay such billings when due. If any such utility service cancellation cannot be effectuated until a date after the Closing Date, the utility charges in the final billing for such utility service shall be equitably prorated between Sellers and Buyers as of the Closing Date, with the share of such billing applicable to Sellers being the full billed amount multiplied by a fraction, the numerator of which is the number of calendar days in the final billing period ending on and including the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in such entire billing period.

Section 2.11 TC “Section 2.11 Purchase Price Adjustment.” \l 2Purchase Price Adjustment. The Purchase Price will be subject to adjustment as provided in this Section 2.11.

(a) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyers shall prepare and deliver to Sellers (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.11(a)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer Parent certifying that the Closing Working Capital Statement was prepared in accordance with the Accounting Principles.

(ii) No later than three (3) days following the Closing, Buyers shall undertake a comprehensive inventory count. After the physical count is complete which shall occur no later than ten (10) days following the Closing, Buyers shall immediately provide the information obtained in such count to Sellers in writing, and Buyers shall conduct an inventory valuation using the Inventory Methodology which shall be completed no later than twenty-one (21) days following the Closing Date. Within thirty (30) days following the Closing, Buyer shall prepare and deliver to Sellers a statement (the “Inventory Closing Statement,” together with the Closing Working Capital Statement, the “Closing Statements”) setting forth Buyer’s good faith calculation of (A) the Finished Goods Inventory Valuation as of the Closing (the “Actual Finished Goods Inventory Amount”), (B) the Raw Materials and Work In Process Inventory Valuation as of the Closing (the “Actual Raw Materials and Work In Process Inventory Amount”), and (C) based on each such calculation, (1) only if the Actual Finished Goods Inventory Amount is less than the Finished Goods Inventory Target Value and less than the Estimated Finished Goods Inventory Amount, the lesser of the difference between the absolute value of (x) the Actual Finished Goods Inventory Amount and the Finished Goods Inventory Target Value and (y) the Actual Finished Goods Inventory Amount and the Estimated Finished Goods Inventory Amount, and (2) only if the Actual Raw Materials and Work In Process Inventory Amount is less than the Raw Materials and Work In Process Inventory Target Value and less than the Estimated Raw Materials and Work In Process Inventory Amount, the lesser of the difference between the absolute value of (x) the Actual Raw Materials and Work In Process Inventory Amount and the Raw Material and Work In Process Inventory Target Value and (y) the Actual Raw Materials and Work In Process Inventory Amount and the Estimated Raw Materials and Work In Process Inventory Amount (the total of items (1) and (2) above, the “Actual Inventory Deficiency Amount”).

(iii) The “Post-Closing Adjustment” shall be an amount equal to the total of (A) Closing Working Capital (as finally determined in accordance with Section 2.11(b)) minus the Estimated Closing Working Capital minus (B) the Actual Inventory Deficiency Amount (if any).

(b) Examination and Review.

(i) Examination. After receipt of the Closing Statements, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Statements. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the relevant books and records of Buyers, the personnel of, and work papers prepared by, Buyers and/or Buyers’ Accountants to the extent that they relate to the Closing Statements and to such historical financial information (to the extent in Buyers’ possession) relating to the Closing Statements as Sellers may reasonably request for the purpose of reviewing the Closing Statements and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyers.

(ii) Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Statements by delivering to Buyers a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statements and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statements shall be deemed to have been accepted by Sellers. If Sellers delivers the Statement of Objections before the expiration of the Review Period, Buyers and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statements with such changes as may have been previously agreed in writing by Buyers and Sellers, shall be final and binding.

(iii) Resolution of Disputes. If Sellers and Buyers fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statements. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statements and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant incurred in resolving the disputed matter will be equitably apportioned by the Independent Accountant based on the extent to which Buyers, on the one hand, or Sellers, on the other hand, is determined by the Independent Accountant to be the prevailing party in the resolution of each such disputed matter; provided that the initial retainer of the Independent Accountant shall be paid fifty percent (50%) by Buyers and fifty percent (50%) by Sellers.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c) Payments of Post-Closing Adjustment.

(i) If the Post-Closing Adjustment is a negative number, Sellers shall pay such amount to Buyers by wire transfer of immediately available funds, or, if Sellers have not paid such amount within five (5) Business Days after the determination thereof, Buyers may, in their sole discretion, elect to offset the amount against any amounts due and owing to Sellers under the Note; provided that any such offset shall reduce the principal amount owed on the Note on a dollar-for-dollar basis, and that such offset will be reflected in the immediately upcoming payment on the Note.

(ii) If the Post-Closing Adjustment is a positive number, Buyers shall pay Sellers such amount by wire transfer of immediately available funds.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.11 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.12 TC “Section 2.12 Allocation of Purchase Price.” \l 2Allocation of Purchase Price. Sellers and Buyers agree that the Purchase Price and the Assumed Liabilities (plus other amounts properly treated as consideration in respect of the Purchased Assets for Tax purposes) shall be allocated among the Purchased Assets and the restrictive covenants set forth in Section 6.08 for Tax purposes in accordance with Section 1060 of the Code and Treasury Regulations thereunder and any similar provision of state, local or foreign Law, as applicable (the “Purchase Price Allocation”). A draft of the Purchase Price Allocation shall be prepared by Buyers and delivered to Sellers within one hundred and twenty (120) days after the Closing. Buyers and Sellers agree to use good faith efforts to resolve any disputes regarding the Purchase Price Allocation. If Buyers and Sellers are unable to agree upon the final Purchase Price Allocation within thirty (30) days following receipt by Sellers of Buyers’ draft of the Purchase Price Allocation, then either Buyers or Sellers shall have the right to cause the disputed items to be submitted to the Independent Accountant for resolution, the expenses of which shall be borne equally by Buyers and Sellers. The Purchase Price Allocation as agreed upon by Buyers and Sellers (either because Sellers do not object in writing to the Purchase Price Allocation within thirty (30) days following receipt or as a result of good faith negotiations between Buyers and Sellers) or determined by the Independent Accountant shall be final and binding upon all parties to this Agreement (the “Final Purchase Price Allocation”). The parties agree to utilize the Final Purchase Price Allocation (or the Adjusted Allocation Schedule (as defined below), as applicable) for Tax reporting purposes, including the filing of Form 8594 with the IRS and shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Purchase Price Allocation or the Adjusted Allocation Schedule, as applicable. Buyers and Sellers shall not make any statement or declaration to, any Governmental Authority that is inconsistent with the Final Purchase Price Allocation or the Adjusted Allocation Schedule, as applicable. If any Governmental Authority challenges such allocation, the Person receiving notice of the challenge shall promptly provide notice to the other parties. Any adjustments to the Purchase Price pursuant to this Agreement (including in connection with Section 2.11) shall be allocated by Buyers in a manner consistent with the Final Purchase Price Allocation (as so adjusted, the “Adjusted Allocation Schedule”).

Section 2.13 TC “Section 2.13 Non-assignable Assets.” \l 2Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.13, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyers of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Sellers and Buyers shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyers shall be solely responsible for such liabilities and obligations after the Closing Date; provided, however, that neither Sellers nor Buyers shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyers the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyers in accordance with Section 6.05(c).

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyers following the Closing pursuant to this Section 2.13, Buyers and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyers as of the Closing and the performance by Buyers of their obligations with respect thereto. Buyers shall, as agents or subcontractors for Sellers pay, perform and discharge fully the liabilities and obligations of Sellers thereunder after the Closing Date. To the extent permitted under applicable Law, Sellers shall, at Buyers’ expense, hold in trust for and pay to Buyers promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.13. Sellers shall not be permitted to set off against such amounts any direct or indirect costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.13 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.10.

ARTICLE IIITC “ARTICLE III CLOSING” \l 1
CLOSING

Section 3.01 TC “Section 3.01 Closing.” \l 2Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the second (2nd) Business Day after all of the conditions to Closing set forth in 53ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyers may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 TC “Section 3.02 Closing Deliverables.” \l 2Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyers the following:

(i) a bill of sale in the form of Exhibit D hereto (the “Bill of Sale”) duly executed by iAnthus Arizona, transferring the tangible personal property included in the Purchased Assets to Buyers;

(ii) an assignment and assumption agreement in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”) duly executed by iAnthus Arizona, effecting the assignment to and assumption by Buyers of the Purchased Assets and the Assumed Liabilities;

(iii) with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit F hereto (each, an “Assignment and Assumption of Lease”), duly executed by the applicable Seller and, if necessary, such Seller’s signature shall be witnessed and/or notarized;

(iv) with respect to the McDowell Lease, landlord consent to assignment and assumption of the McDowell Lease from Sellers to Buyers, including landlord approval of two (2) five year lease extension options (the “Lease Extension”);

(v) the Note, duly executed by iAnthus Arizona;

(vi) the Transition Services Agreement, duly executed by Sellers;

(vii) the Seller Closing Certificate;

(viii) a security agreement in the form attached as Exhibit G hereto (the “Security Agreement”), duly executed by Sellers;

(ix) a pledge agreement in the form attached as Exhibit H hereto (the “Pledge Agreement”), duly executed by Sellers;

(x) a supply agreement in the form attached as Exhibit I hereto (the “Supply Agreement”), duly executed by Sellers;

(xi) the FIRPTA Certificate;

(xii) the Escrow Agreement, duly executed by Sellers;

(xiii) the certificates of the Secretary or Assistant Secretary of each Seller required by Section 7.02(e) and Section 7.02(f);

(xiv) the REPAs, each duly executed by Sellers;

(xv) with respect to the Purchased Real Property, a special warranty deed in the form of Exhibit J attached hereto (the “Deed”) duly executed and notarized by the Sellers, as well as the Title Policy;

(xvi) a closing settlement statement (or equivalent document) with respect to the conveyance of the Purchased Real Property prepared by the Escrow Agent and reasonably acceptable to Sellers and Buyers (the “Settlement Statement”);

(xvii) owner’s affidavits for the Purchased Real Property in the forms reasonably prescribed by the Escrow Agent;

(xviii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to this Agreement;

(xix) with respect to each Seller, the relevant documents set forth on Exhibit K hereto (the “Department Documents”), to be filed with the Department;

(xx) and the Subordination Agreement dated as of even date hereof by and between Buyer Parent, iAnthus Arizona, LLC (“Seller Parent”), and East West Bank (the “Subordination Agreement”), duly executed by Seller Parent.

(b) At the Closing, except as otherwise set forth in this Section 3.02(b), Buyers shall deliver to Sellers the following:

(i) the Closing Cash Payment by wire transfer of immediately available funds to Escrow Agent no later than two (2) Business Days prior to the Closing Date, and at the Closing, such funds shall be released to Sellers;

(ii) the Note, duly executed by Buyers and Buyer Parent;

(iii) the Security Agreement, duly executed by Buyers;

(iv) the Pledge Agreement, duly executed by Buyer Parent;

(v) the Supply Agreement, duly executed by Buyers;

(vi) the Escrow Agreement, duly executed by Buyers and Buyer Parent;

(vii) the Transition Services Agreement, duly executed by Buyers;

(viii) the Assignment and Assumption Agreement, duly executed by Buyers;

(ix) with respect to each Lease, an Assignment and Assumption of Lease duly executed by the applicable Buyer and, if necessary, such Buyer’s signature shall be witnessed and/or notarized;

(x) an Affidavit of Property Value as may be required under applicable Law;

(xi) the Buyer Parent Closing Certificate;

(xii) the certificates of a duly authorized representative of Buyer Parent required by Section 7.03(e) and Section 7.03(f);

(xiii) the REPAs, each duly executed by the Real Estate Buyer;

(xiv) the Settlement Statement;

(xv) all documents reasonably deemed necessary by the Escrow Agent to evidence authorization for the actions to be taken by Buyers, as well as a certificate of the Secretary (or other officer) of Buyers certifying as to a true copy of the resolutions of the board of directors of Buyers, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(xvi) with respect to each Buyer, the applicable Seller Control Action Documents, duly executed by each Buyer POBM and/or other authorized signatory, as applicable which are to be held in escrow by the Escrow Agent unless released in accordance with Section 2.05 hereof;

(xvii) with respect to each Buyer, the relevant Department Documents, to be filed with the Department; and

(xviii) the Subordination Agreement, duly executed by Buyer Parent and East West Bank.

ARTICLE IVTC “ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER” \l 1
Representations and warranties of sellerS

Except as set forth in the Disclosure Schedules, Sellers jointly and severally represent and warrant to Buyers that the statements contained in this 27ARTICLE IV are true and correct as of the date hereof and as of the Closing.

Section 4.01 TC “Section 4.01 Organization and Qualification of Sellers.” \l 2Organization and Qualification of Sellers.

(a) Each Seller Service Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Arizona and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the NFP Cannabis Business as currently conducted by it. Each Seller Service Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the NFP Cannabis Business as currently conducted makes such licensing or qualification necessary. Section 4.01(a) of the Disclosure Schedule sets forth all such jurisdictions.

(b) Each NFP Company is a not-for-profit corporation duly organized, validly existing and in good standing under the Laws of the state of Arizona and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the NFP Cannabis Business as currently conducted by it. Each NFP Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the NFP Cannabis Business as currently conducted makes such licensing or qualification necessary. Section 4.01(b) of the Disclosure Schedule sets forth all such jurisdictions.

Section 4.02 TC “Section 4.02 Authority of Seller.” \l 2Authority of Sellers. Each Seller has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which each of them is a party, the performance by each of them of its obligations hereunder and thereunder and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of each of them. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyers and Buyer Parent) this Agreement constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by each of them (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each of them enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 TC “Section 4.03 Capitalization.” \l 2Capitalization. Section 4.03 of the Disclosure Schedule sets forth the control or management authority of each NFP Company. There are no options to transfer the control or management authority of any NFP Company. No Person other than Sellers holds any direct or indirect control or management interest in the NFP Companies, and no Person has any right to acquire any such interest.

Section 4.04 TC “Section 4.04 No Conflicts; Consents.” \l 2No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of each of them; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to each of them, the NFP Cannabis Business or the Purchased Assets; or (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of, any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth in Section 4.04 of the Disclosure Schedules.

Section 4.05 TC “Section 4.05 Financial Statements.” \l 2Financial Statements. Copies of the unaudited financial statements consisting of the balance sheet of the NFP Cannabis Business as at December 31 in each of the years 2022 and 2023, and the related statements of income and retained earnings for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the NFP Cannabis Business as at November 30, 2024 and the related statements of income and retained earnings for the eleven month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules, have been delivered to Buyers and/or have been made available to Buyers and Buyer Parent in the Data Room. The Financial Statements have been prepared in accordance with the Accounting Principles. The Financial Statements fairly present in all material respects the financial condition of the NFP Cannabis Business as of the respective dates they were prepared and the results of the operations of the NFP Cannabis Business for the periods indicated (except, in the case of the Interim Financial Statements, for the absence of footnotes and normal year-end adjustments which are not material individually or in the aggregate). The balance sheet of the NFP Cannabis Business as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the NFP Cannabis Business as of November 30, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Each Seller’s Books and Records properly reflect all of the material transactions entered into by such company.

Section 4.06 TC “Section 4.06 Accounts Receivable.” \l 2Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the NFP Cannabis Business, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the NFP Cannabis Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.07 TC “Section 4.07 Undisclosed Liabilities.” \l 2 No Undisclosed Liabilities. To Sellers’ Knowledge, Sellers have no liabilities, obligations or commitments with respect to the NFP Cannabis Business of a type required to be reflected on a balance sheet prepared in accordance with the Accounting Principles, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date which are not, individually or in the aggregate, material in amount.

Section 4.08 TC “Section 4.08 Absence of Certain Changes, Events and Conditions.” \l 2Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from the Interim Balance Sheet Date until the date of this Agreement, Sellers have operated the NFP Cannabis Business in the ordinary course of business in all material respects and there has not been, with respect to the NFP Cannabis Business, any:

(a) changes to its accounting principles or Tax reporting principles, methods, or policies;

(b) event, occurrence or development that has had a Material Adverse Effect;

(c) incurrence of any indebtedness for borrowed money in connection with the NFP Cannabis Business in an aggregate amount exceeding $15,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(d) sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(e) sale, assignment, transfer, abandonment, or lapse of any licenses or Permits;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(g) capital expenditures in an aggregate amount exceeding $15,000 which would constitute an Assumed Liability;

(h) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(i) increase in the compensation of any Seller Service Company Employees or NFP Employees, other than as provided for in any written agreements or in the ordinary course of business;

(j) adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of Sellers by more than five percent (5%) of its existing annual obligations to such plans;

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l) purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $15,000, except for purchases of Inventory or supplies in the ordinary course of business; or

(m) any extraordinary loss, damage, destruction, or casualty loss or waived any rights of value, whether or not covered by insurance and whether or not in the ordinary course of business;

(n) any amendment to any of Sellers’ Organizational Documents;

(o) any change in or to its policies or practices with regard to cash management, collection of receivables, payment of payables, maintenance of Inventory, pricing, and credit;

(p) any material payments to, material discounting in favor of or any other material consideration extended to any supplier or customer, other than in the ordinary course of business;

(q) any new Contract material to the NFP Cannabis Business or amendment or termination of any Contract material to the NFP Cannabis Business, in each event other than any immaterial amendments or modifications made in the ordinary course of business; or

(r) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09 TC “Section 4.09 Material Contracts.” \l 2Material Contracts.

(a) Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the NFP Cannabis Business or the Purchased Assets (together with all Leases listed in Section 4.11(b) of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.12(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $15,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;

(ii) all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $15,000;

(iii) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) except for agreements relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $15,000;

(v) all Contracts that contain exclusivity or non-competition restrictions that materially restrict the ability of Sellers to compete in any geographical area or business, or to compete with any Person;

(vi) all Contracts that are for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor or other basis providing for fixed compensation in excess of $15,000 per annum;

(vii) all Contracts that obligate Sellers to provide best pricing to any third party, or to exclusively purchase goods or services from any third party, or that otherwise include recurring minimum purchase requirements from any third party;

(viii) all Contracts that are collective bargaining Contracts and similar Contracts with employees as a group;

(ix) all Contracts with respect to the lease of real or personal property;

(x) all broker, distributor, dealer, manufacturer’s representative, sales, agency, sales promotion, advertising, market research, marketing, consulting, research and development, maintenance, service and repair Contracts;

(xi) all license, royalty or other Contracts relating to Intellectual Property;

(xii) all Contracts relating to the release or disposal of Hazardous Materials;

(xiii) all Contracts in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any third Person;

(xiv) all powers of attorney granted by Sellers in favor of any Person;

(xv) all Contracts between or among Sellers on the one hand and any Affiliate of Sellers on the other hand; and

(xvi) all Contracts not made in the ordinary course of business.

(b) Except as set forth on Section 4.09(b) of the Disclosure Schedules, Sellers are not in breach of, or default under, any Material Contract.

(c) Except as set forth on Section 4.09(c) of the Disclosure Schedules, no consent, permission, waiver, or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Governmental Authority in order to preserve for Buyers the benefits of the Material Contracts after the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 4.09(c) of the Disclosure Schedules, no Seller is obligated to accept any returns from a customer and none of the Material Contracts are on a consignment or similar basis.

(d) Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting rights of creditors and general equitable principles.

(e) Except as set forth on Section 4.09(e) of the Disclosure Schedules, no Seller is currently a party to any Material Contract with a Governmental Authority. Since February 5, 2019, neither Sellers nor their current owners, directors, officers, or employees have been suspended or debarred from contracting with, or bidding on Contracts or subcontracts with, any Governmental Authority. Since February 5, 2019, (i) no Seller has been audited or investigated by any Governmental Authority in connection with a Contract with a Governmental Authority and (ii) no such audit or investigation has been threatened in writing. No Sellers is a party to any Contract currently in effect that requires it to obtain or maintain a security clearance or similar approval with any Governmental Authority.

Section 4.10 Condition and TC “Section 4.10 Title to Tangible Personal Property; Sufficiency.” \l 2Title to Tangible Personal Property; Sufficiency.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, Sellers have good and valid title to all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

(c) The Purchased Assets are free from any material defects, have been maintained in accordance with normal industry practice, and are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such assets and properties are presently used. The Purchased Assets, together with the services to be provided under the Transition Services Agreement as of the Closing Date and the services and assets to be provided under any other Transaction Documents, are sufficient for the continued conduct of the NFP Cannabis Business after the Closing in substantially the same manner as conducted by Sellers prior to the Closing Date.

Section 4.11 TC “Section 4.11 Real Property.” \l 2Real Property.

(a) Section 4.11(a) of the Disclosure Schedules sets forth all Real Property.

(b) The applicable Seller has good and marketable fee simple title to the Purchased Real Property, free and clear of all Encumbrances, except those Encumbrances set forth on Section 4.11(b) of the Disclosure Schedules. The applicable Seller has not leased or otherwise granted to any Person the right to use or occupy such Purchased Real Property or any portion thereof. There are no unrecorded outstanding options, rights of first offer, or rights of first refusal to purchase such Purchased Real Property or any portion thereof or interest therein. No Seller’s performance of this Agreement will cause a breach of any other agreement or obligation to which a Seller is a party or any Purchased Real Property is bound. Sellers have not received written notice and have no actual knowledge of any litigation pending or threatened against Sellers that might adversely affect any Purchased Real Property or Sellers’ ability to perform its obligations under this Agreement. No work has been performed or is in progress at, and no materials have been furnished to, any Purchased Real Property during the past six (6) months which, though not presently the subject of, might give rise to construction, mechanic’s, materialmen’s, municipal or other liens against such Purchased Real Property.

(c) Section 4.11(c) of the Disclosure Schedules sets forth all Real Property leased by a Seller (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”). Sellers have delivered to Buyers a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and the applicable Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) No Seller is in breach or default under any Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and each Seller has paid all rent due and payable under such Lease;

(iii) No Seller has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) No Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) No Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(d) Sellers have not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(e) The Real Property is sufficient for the continued conduct of the NFP Cannabis Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the NFP Cannabis Business as currently conducted.

Section 4.12 TC “Section 4.12 Intellectual Property.” \l 2Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules sets forth an accurate and complete list of all Intellectual Property Registrations, specifying as to each, as applicable (i) the title, mark, name, design, or other identification thereof, (ii) the registered owner, (iii) the registration or pending application number, (iv) the office, registrar, or other Governmental Authority of registration, and (v) the issue, registration, or filing date. Section 4.12(a) of the Disclosure Schedules sets forth an accurate and complete list of all material unregistered Marks owned by Sellers and used or held for use in the NFP Cannabis Business, including any taglines and logos, and (iii) custom software owned by Sellers and used or held for use in the NFP Cannabis Business. No Intellectual Property Registration has been or is now involved in any interference, reissue, reexamination, opposition, or cancellation proceeding and, to the Knowledge of Sellers, no such action is or has been threatened with respect to any of the Intellectual Property. The Intellectual Property is valid and subsisting, and no written claim challenging the validity or enforceability of any of the Intellectual Property has been received by Sellers. All filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Intellectual Property Registrations have been paid.

(b) Section 4.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Intellectual Property Agreements, other than off the shelf, “shrink-wrap” and “click-wrap” software license agreements (e.g., Microsoft Office). Sellers have provided Buyers with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. Neither Sellers nor, to the Knowledge of Sellers, any other party thereto are, in breach of or default under, nor has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement. Except as disclosed on Section

4.12(b) of the Disclosure Schedules, (i) no Seller is required to make any payment by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other Person, with respect to the use of the Intellectual Property or in connection with the conduct of the NFP Cannabis Business, and (ii) no Seller has received any “invitation to license” or other communication asserting that any Seller is or shall be obligated to take a license of any Intellectual Property of another Person in order to continue to conduct the NFP Cannabis Business in the ordinary course of business.

(c) Sellers have taken reasonable steps to maintain the confidentiality of all material Trade Secrets of Sellers. Since February 5, 2019, Sellers have used commercially reasonable efforts to enforce a policy requiring all present and former employees, consultants and contractors who participated in the creation of any Intellectual Property used by Sellers to enter into proprietary information, confidentiality and assignment agreements substantially in Sellers’ standard forms.

(d) Except as set forth on Section 4.12(d) of the Disclosure Schedules, all Intellectual Property that Sellers are using in the conduct of the NFP Cannabis Business is owned by Sellers or has been licensed to Sellers by another Person under a written Contract. The Intellectual Property is not subject to any outstanding order of which any Seller has been notified in writing restricting the use, sale, reproduction, distribution, ability to create derivative works, marketing, licensing or sublicensing of any part thereof by Sellers. No Intellectual Property licensed to Sellers is subject to any outstanding order restricting Sellers’ use, sale, reproduction, distribution, ability to create derivative works, marketing, licensing or sublicensing of any part thereof by Sellers other than as provided in such license.

(e) To the Knowledge of Sellers, neither the Intellectual Property nor use thereof, nor the products or services distributed, sold, or offered by Sellers, nor any technology or materials used in connection therewith, in any material respect, infringes upon, misappropriates or violates any intellectual property rights of any other Person under the Laws of any jurisdiction, and Sellers has not received any written notice asserting that any such infringement, misappropriation or violation has occurred. To the Knowledge of Sellers, no other Person is misappropriating or infringing any Intellectual Property or any Intellectual Property licensed (as licensee) by Sellers.

(f) No present or former stockholder, director, officer, employee, consultant or independent contractor of any Seller has any right, title, or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned or purportedly owned, licensed or otherwise used by Sellers in the NFP Cannabis Business pursuant to a valid Intellectual Property Agreement by Sellers. All such present or former stockholders, directors, officers, employees, consultants or independent contractors of Sellers who created any Intellectual Property on behalf of Sellers executed binding written agreements assigning all rights in such Intellectual Property to Sellers, or otherwise assigned such rights to Sellers as a matter of law, such as through a work-made-for-hire or other applicable employment legal doctrines.

(g) The consummation of the transactions contemplated hereby pursuant to this Agreement shall not result in the loss or impairment of any right of Buyers, following the Closing, to use any of the Intellectual Property pursuant to the Transition Services Agreement.

Section 4.13 TC “Section 4.13 Customers and Suppliers.” \l 2Customers and Suppliers.

(a) Section 4.13(a) of the Disclosure Schedules sets forth with respect to the NFP Cannabis Business (i) each customer who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to $15,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Seller has received any notice, and has reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the NFP Cannabis Business or to otherwise terminate or materially reduce its relationship with the NFP Cannabis Business.

(b) Section 4.13(b) of the Disclosure Schedules sets forth with respect to the NFP Cannabis Business (i) each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $15,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Seller has received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the NFP Cannabis Business or to otherwise terminate or materially reduce its relationship with the NFP Cannabis Business.

Section 4.14 TC “Section 4.14 Legal Proceedings; Governmental Orders.” \l 2Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by Sellers relating to or affecting the NFP Cannabis Business, the Purchased Assets or the Assumed Liabilities.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the NFP Cannabis Business or the Purchased Assets.

Section 4.15 TC “Section 4.15 Insurance.” \l 2Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) all insurance policies carried by Sellers as of the date hereof issued by the carriers identified in such list and (b) all insurance loss runs and workers’ compensation claims received for the most recently ended three policy years. Sellers are in compliance with terms of all such insurance policies. Sellers maintain insurance which is comprised of the type customarily carried by business of similar size in the same industry. For the past three (3) years, Sellers have properly expensed and accrued for liabilities and expenses for self-insured insurance policies in accordance with generally accepted actuarial methods. Except as set forth on Section 4.15 of the Disclosure Schedules, all the insurance policies carried by Sellers (i) will remain without interruption through the Closing Date, in full force and effect; (ii) no insurance carried by Sellers has been canceled by the insurer during the past five (5) years, and Sellers have not been denied an insurance policy during that period; and (iii) Sellers have not received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder, or non-renewal, and no such increase in deductibles, retainages or premiums is threatened. Sellers have paid all premiums currently due and otherwise performed in all material respects all of its obligations under all such insurance policies. No insurance policy limits have been materially eroded by the payment of claims. All insurance policies are valid and binding in accordance with their terms. There are no claims pending under any insurance policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.16 TC “Section 4.16 Privacy and Data Security; Information Technology.” \l 2Privacy and Data Security; Information Technology.

(a) Sellers are, and for the past twenty-four (24) months have been, in compliance with all Data Protection Requirements, and no claims, charges, or complaints have been asserted or, to Sellers’ Knowledge, threatened against Sellers alleging a violation of any Data Protection Requirements, and no Seller has been subject to any governmental investigation with regard to any Data Protection Requirements. Sellers maintain internal privacy policies relating to the use, collection, storage, disclosure, and transfer of any Personal Data collected by it or by other Persons having authorized access to its records. The consummation of the transactions contemplated hereby shall not violate any privacy policy, terms of use, Laws, or contractual obligation relating to the use, dissemination, or transfer of any data or information.

(b) Sellers have implemented and maintain technical, physical, and administrative measures reasonable and appropriate to protect the operation, confidentiality, integrity, and security of all Personal Data and other Confidential Information processed by Sellers and the information technology systems of Sellers, including against unauthorized access, acquisition, interruption, alternation, modification, use, or other compromise of such information or systems (“Security Incident”), which measures are consistent with industry practices and applicable Law. Neither Sellers nor any Person acting on their behalf have experienced any Security Incident. Sellers have not notified nor had any obligation to notify, any Person of any Security Incident or other unauthorized processing of Personal Data. There has not been any unauthorized or accidental acquisition or disclosure of material non-public computerized data of Sellers that has compromised the security, confidentiality, or integrity of any such information. There are no cyber security or other vulnerabilities with respect to Sellers’ systems. Except as set forth in Section 4.16(b), Sellers have not been notified by any Person (including by “white hat” hackers) of any such vulnerabilities, that (i) are unpatched or otherwise unresolved and (ii) could (A) adversely impact the operation of the systems or (B) cause a Security Incident.

(c) The computers and other information technology infrastructure and assets used by Sellers in the NFP Cannabis Business (collectively, the “IT Assets”) together with the services to be provided under the Transition Services Agreement as of the Closing Date and the services and assets to be provided under any other Transaction Documents, operate and perform as is reasonably necessary to conduct the business of Sellers substantially in the manner in which it is currently being conducted, and are sufficient for the current needs of the NFP Cannabis Business. No upgrades or replacements of the IT Assets are contemplated to be made in the 6 months following the Closing Date, except for such upgrades or replacements occurring in the ordinary course of business. To Sellers’ Knowledge, the IT Assets do not contain any “virus,” “spyware,” “malware,” “worm,” or “Trojan horse” (as such terms are commonly understood in the software industry), or disabling codes or instructions, or other similar code or software routines or components that are intended to (i) delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any software, system, network, or device or (ii) damage or destroy data or files, and to Sellers’ Knowledge, none of the IT Assets contain any material defects, bugs, or design or programming errors. Sellers have established, implemented, and tested backup and disaster recovery policies, procedures, and systems consistent with generally accepted industry standards, and sufficient to reasonably maintain its business and operations. To Sellers’ Knowledge, no Person has obtained unauthorized access to or use of the IT Assets. Sellers have sufficient rights to use all IT Assets, all of which rights shall survive unchanged, and without any change in the terms as a result of or in connection with the transactions contemplated hereby. To Sellers’ Knowledge, none of the IT Assets have materially malfunctioned, failed, or experienced any continued substandard performance since January 1, 2020, that has caused or would reasonably be expected to cause material harm or disruption to the business or operations of Sellers.

Section 4.17 TC “Section 4.17 Compliance With Laws; Permits.” \l 2Compliance With Laws; Permits.

(a) Section 4.17(a) of the Disclosure Schedules sets forth all Permits required for Sellers to conduct the NFP Cannabis Business as currently conducted (including, without limitation, the Cannabis Licenses) and, as applicable, for the ownership and use of the Purchased Assets.

(b) Except as set forth in Section 4.17(b) of the Disclosure Schedules, Sellers are in compliance in all material respects with all Laws, including Arizona Cannabis Law, applicable to the conduct of the NFP Cannabis Business as currently conducted or the ownership and use of the Purchased Assets. Sellers operate only in jurisdictions that have enacted laws legalizing cannabis. Sellers are in compliance in all material respects with all applicable state and local laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis. No Seller imports or exports cannabis products from or to any foreign country.

(c) All Permits required for Sellers to conduct the NFP Cannabis Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect.

(d) None of the representations and warranties in Section 4.17 shall be deemed to relate to environmental matters (which are governed by Section 4.18), employee benefits matters (which are governed by Section 4.19), employment matters (which are governed by Section 4.20) or tax matters (which are governed by Section 4.21).

Section 4.18 TC “Section 4.18 Environmental Matters.” \l 2Environmental Matters.

(a) To Sellers’ Knowledge, the operations of Sellers with respect to the NFP Cannabis Business and the Purchased Assets are in compliance in all material respects with all Environmental Laws. Sellers have not, within the past two (2) years, received from any Person, with respect to the NFP Cannabis Business, the Purchased Assets, or the Real Property any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) To Sellers’ Knowledge, Sellers have obtained and are in material compliance with all material Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the NFP Cannabis Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets or the Real Property.

(c) To Sellers’ Knowledge, none of the NFP Cannabis Business or the Purchased Assets or any Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) To Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the NFP Cannabis Business, the Purchased Assets or any Real Property, and Sellers have not received an Environmental Notice that any of the Business, the Purchased Assets or any Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.

(e) To Seller’s Knowledge, Sellers have not retained or assumed, by contract or by operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f) Sellers are not aware of or reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the NFP Cannabis Business or the Purchased Assets as currently carried out.

(g) The representations and warranties set forth in this Section 4.18 are Sellers’ sole and exclusive representations and warranties regarding environmental matters.

Section 4.19 TC “Section 4.19 Employee Benefit Matters.” \l 2Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more (i) Seller Service Company Employees, former Seller Service Company Employees, current or former managers of Sellers or the beneficiaries or dependents of any such Persons, and which is maintained, sponsored, contributed to, or required to be contributed to by Sellers, or under which Sellers have any material liability for premiums or benefits (as disclosed on Section 4.19(a)(i) of the Disclosure Schedules), and (ii) NFP Employees, former NFP Employees, current or former directors of the NFP Companies or the beneficiaries or dependents of any such Persons, and which is maintained, sponsored, contributed to, or required to be contributed to by the NFP Companies or under which the NFP Companies have any material liability for premiums or benefits (as disclosed on Section 4.19(a)(ii) of the Disclosure Schedules ((i), and (ii), collectively, the “Seller Benefit Plans”).

(b) To Sellers’ Knowledge, each Seller Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable. With respect to any Seller Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Sellers to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c) No Seller Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Sellers have not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Seller Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) No Seller Benefit Plan exists that could: (i) result in the payment to any Seller Service Company Employee or NFP Employee, or any manager, director or consultant of the NFP Cannabis Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Seller Service Company Employee or NFP Employee, or any manager, director or consultant of the NFP Cannabis Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f) The representations and warranties set forth in this Section 4.19 are Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.20 TC “Section 4.20 Employment Matters.” \l 2Employment Matters.

(a) No Seller is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Seller Service Company Employees or NFP Employees. Since January 1, 2024, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Sellers or any of the Seller Service Company Employees or NFP Employees. Since January 1, 2024, there has not been, to Sellers’ Knowledge, any labor union organization activity, including, without limitation, discussions between union representatives and employees, union cards presented, union petitions presented, or discussions with management regarding union organization, whether formal or informal.

(b) Sellers are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Seller Service Company Employees or NFP Employees.

(c) Section 4.20(c) of the Disclosure Schedules sets forth a correct and complete list of all Employees, consultants or contractors of Sellers as of the date hereof, and sets forth for each such individual the following: (i) name and title, (ii) what type of services he or she provides, (iii) annual compensation, rate of pay or fee, (iv) employment position, (v) principal work location (city and state), (vi) annual incentive opportunity, (vii) severance obligation, (viii) accrued but unpaid vacation, sick leave, and any other paid time off, (ix) date of hire and, if applicable, date of rehire, (x) method of compensation (e.g., whether salaried, hourly or fee basis), (xi) exempt or nonexempt classification under applicable wage and hour laws or contractor/consultant status, (xii) full-time or part-time status, (xiii) status as temporary, regular or leased through a third-party staffing agency (and the identity of any such agency, if applicable), and (xiv) status as active or inactive (with the reason for such inactive status specified, e.g., leave of absence, Family and Medical Leave Act, disability, layoff), and expected date of return (or if required by law the last date on which return must be permitted). Except as set forth on Section 4.20(c) of the Disclosure Schedules, there have been no changes in such compensation since the Interim Balance Sheet Date, in each case including bonuses and other compensation and fringe benefits. Section 4.20(c) of the Disclosure Schedules sets forth all employment agreements, written or oral, with any currently active employee, including any agreement to provide any bonus or benefit to any such employee. Except as set forth on Section 4.20(c) of the Disclosure Schedules, since February 5, 2019, no Seller has made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any employee other than in the ordinary course of business. Except as set forth on Section 4.20(c) of the Disclosure Schedules, no Seller has outstanding loans or advances to employees. Section 4.20(c) of the Disclosure Schedules lists any employee handbook and/or personnel manuals that in any way affect such employees, correct and complete copies of which have been given to Buyers. Any individual performing services for the NFP Cannabis Business who has been classified as an independent contractor, as an employee of some other entity whose services are leased to any Seller, or as any other nonemployee category, has been correctly so classified and is in fact not a common law employee of Sellers. Except as set forth on Section 4.20(c) of the Disclosure Schedules, no employees are out on a leave of absence (whether related to disability, under the Family and Medical Leave Act, or otherwise).

(d) Sellers have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which Sellers are aware for the past three (3) years. With respect to each such allegation with potential merit, the applicable Seller has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Seller reasonably expects any material Liability with respect to any such allegations and is not aware of any allegations relating to its officers, directors, employees, contractors, or agents that, if known to the public, would bring any Seller into material disrepute.

(e) To the Knowledge of Sellers, no current or former employee or independent contractor of any Seller is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Seller; or (ii) owed to any third Person with respect to such Person’s right to be employed or engaged by Sellers.

(f) Except as set forth on Section 4.20(f) of the Disclosure Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of Sellers has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Governmental Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

(g) No judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects Sellers’ ability to manage their employees, service providers, or job applicants.

(h) The representations and warranties set forth in this Section 4.20 are Sellers’ sole and exclusive representations and warranties regarding employment matters.

Section 4.21 TC “Section 4.21 Taxes.” \l 2Taxes.

(a) Except as set forth in Section 4.21 of the Disclosure Schedules, (i) Sellers have filed (taking into account any valid extensions) all Tax Returns with respect to the NFP Cannabis Business required to be filed by Sellers, and all such Tax Returns are true, correct, and complete in all material respects; (ii) Sellers have paid all Taxes with respect to the NFP Cannabis Business whether or not shown or required to be shown on any Tax Return; and (iii) Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) Sellers are not “foreign persons” as that term is used in Treasury Regulations Section 1.1445-2.

(c) Except as set forth in Section 4.21 of the Disclosure Schedules, there are no Encumbrances for Taxes upon the assets of Sellers except for Permitted Encumbrances.

(d) No Seller has ever received notice from a Governmental Authority in a jurisdiction where such entity does not file Tax Returns to the effect that such entity is or may be subject to taxation or Tax reporting requirements by that jurisdiction with respect to the NFP Cannabis Business.

(e) Each Seller has complied with all requirements relating to the payment, collection, withholding and reporting of Taxes and amounts (including as contemplated in Code Sections 1441 through 1464, 3401 through 3406, 6041, and 6049, and any corresponding or similar provision of state, local or non-U.S. law) and has, within the time and in the manner prescribed by law, withheld and paid over all Taxes and amounts required to be so withheld and paid over to the proper taxing authorities.

(f) Each Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws.

(g) Each Seller has collected all sales and use, valued added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

Section 4.22 TC “Section 4.22 Brokers.” \l 2Brokers. Other than Ducera Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.23 TC “Section 4.23 Related Party Transactions.” \l 2Related Party Transactions. Except as set forth on Section 4.23 of the Disclosure Schedules, there are no Contracts or other arrangements involving the NFP Cannabis Business in which any Seller, any of its Affiliates, or any of its or their respective directors, officers, or employees is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 4.24 TC “Section 4.24 Product Liabilities.” \l 2 Product Liabilities. There are no, and since February 5, 2019, there have been no Proceedings pending or, to the Knowledge of the Sellers, threatened against Sellers arising out of or relating to injury or death to any individual, property damage or economic harm resulting from or relating to any alleged defect in (i) the design or manufacturing of any product designed, manufactured, sold, leased, modified, distributed or placed into the stream of commerce by or on behalf of Sellers (each a “Product” and collectively, the “Products”) or (ii) a Product's labeling, warnings or instructions (collectively, (i) and (ii) “Product Liability Claims”). There are no outstanding judgments, settlements or other Liabilities arising from or relating to any Product Liability Claims. Except as set forth on Section 4.24 of the Disclosure Schedules, there have been no product recalls, withdrawals, safety alerts or any other similar actions, whether voluntary or mandatory (“Product Recalls”), relating to the Products. All Products sold, distributed, or placed into the stream of commerce since February 5, 2019, (i) conform to the applicable product specifications and descriptions provided by or on behalf of Sellers, (ii) are free from defects in design, material and workmanship, (iii) are in compliance with all applicable warranties (express or implied), guarantees or similar commitments and (iv) have been, and continue to be, sold, distributed or placed into the stream of commerce in compliance with all applicable Laws, including but not limited to those relating to product safety, labeling and packaging. To Sellers’ Knowledge, there are no events, facts or circumstances that could reasonably be expected to give rise to any Product Liability Claims or Product Recalls.

ARTICLE VTC “ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER” \l 1
Representations and warranties of buyerS AND buyer PARENT

Except as set forth in the Disclosure Schedules, each of Buyers and Buyer Parent, jointly and severally represents and warrants to Sellers that the statements contained in this 43ARTICLE V are true and correct as of the date hereof and as of the Closing.

Section 5.01 TC “Section 5.01 Organization and Authority of Buyer.” \l 2Organization of Buyers and Buyer Parent. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Arizona. Buyer Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Arizona.

Section 5.02 TC “Section 5.02 Authority of Buyer.” \l 2Authority of Buyers and Buyer Parent. Buyers and Buyer Parent have all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which they are a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyers and Buyer Parent of this Agreement and any other Transaction Document to which Buyers or Buyer Parent is a party, the performance by Buyers and Buyer Parent of their respective obligations hereunder and thereunder and the consummation by Buyers and Buyer Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company, as applicable, action on the part of Buyers and Buyer Parent. This Agreement has been duly executed and delivered by Buyers and Buyer Parent, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyers and Buyer Parent enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyers or Buyer Parent is or will be a party has been duly executed and delivered by Buyers or Buyer Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyers or Buyer Parent, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 TC “Section 5.03 No Conflicts; Consents.” \l 2No Conflicts; Consents. The execution, delivery and performance by Buyers and Buyer Parent of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyers or Buyer Parent; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyers or Buyer Parent; or (c) except as set forth in

Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyers or Buyer Parent is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on the ability of Buyers and Buyer Parent to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyers or Buyer Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.03 of the Disclosure Schedules and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on the ability of Buyers and Buyer Parent to consummate the transactions contemplated hereby and thereby.

Section 5.04 TC “Section 5.04 Financial Statements.” \l 2Financial Statements. Copies of the unaudited financial statements consisting of the balance sheet of Buyer Parent as at December 31 in each of the years 2022 and 2023, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Buyer Parent Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of Buyer Parent as at September 30, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine month period then ended (the “Buyer Parent Interim Financial Statements” and together with the Buyer Parent Annual Financial Statements, the “Buyer Parent Financial Statements”) have been delivered to Sellers. The Buyer Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Buyer Parent Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Buyer Parent Financial Statements fairly present in all material respects the financial condition of Buyer Parent as of the respective dates they were prepared and the results of the operations of Buyer Parent for the periods indicated.

Section 5.05 TC “Section 5.05 Compliance with Laws.” \l 2Compliance With Laws. Buyers and Buyer Parent are in compliance with all Laws applicable to the conduct of their respective businesses as currently conducted, except where the failure to be in compliance would not have a material adverse effect on their respective businesses.

Section 5.06 TC “Section 5.06 Brokers.” \l 2Brokers. Other than Beech Hill Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyers or Buyer Parent.

Section 5.07 TC “Section 5.07 Sufficiency of Funds.” \l 2Sufficiency of Funds. Buyers have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.08 TC “Section 5.08 Solvency” \l 2Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyers and Buyer Parent shall be solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyers or Sellers. In connection with the transactions contemplated hereby, Buyers have not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.09 TC “Section 5.09 Legal Proceedings.” \l 2Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyers and Buyer Parent, threatened against or by Buyers or Buyer Parent or any Affiliate of Buyers or Buyer Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VITC “ARTICLE VI COVENANTS” \l 1
Covenants

Section 6.01 TC “Section 6.01 Conduct of NFP Cannabis Business Prior to the Closing.” \l 2Conduct of NFP Cannabis Business Prior to the Closing. From the date hereof until the Closing, except as set forth in Section 6.01 of the Disclosure Schedules, or consented to in writing by Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall (a) conduct the NFP Cannabis Business in the ordinary course of business in all material respects; and (b) use reasonable best efforts to maintain and preserve intact its current NFP Cannabis Business organization and operations and to preserve the rights, franchises, goodwill and relationships with its employees, customers, lenders, suppliers, regulators and others having relationships with the NFP Cannabis Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) preserve and maintain all Permits required for the conduct of the NFP Cannabis Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the NFP Cannabis Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur.

Section 6.02 TC “Section 6.02 Access to Information.” \l 2Access to Information.

(a) From the date hereof until the Closing, Sellers shall (a) afford Buyers and their Representatives full and free access to and the right to inspect all of the Real Property, properties,

assets, premises, Books and Records, Assigned Contracts and other documents and data related to the NFP Cannabis Business; (b) furnish Buyers and their Representatives with such financial, operating and other data and information related to the NFP Cannabis Business as Buyers or any of their Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyers in their investigation of the NFP Cannabis Business; provided, however, that any such access and inspection shall be conducted at Buyers’ expense, during normal business hours, under the supervision of Seller’s personnel and in a manner as not to interfere unreasonably with the conduct of the NFP Cannabis Business or any other businesses of Sellers; provided, further, that Buyers shall ensure that their Representatives do not disclose or discuss the existence or substance of this Agreement except to the authorized Representatives of Seller.

(b) . Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyers if such disclosure would, in the reasonable discretion of Sellers, (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Laws, fiduciary duty or contractual obligation entered into prior to the date of this Agreement; provided, however, that Sellers shall use their best efforts to make alternative arrangements to afford such access or furnish such information without jeopardizing any attorney-client or other legal privilege or contravening any applicable Law, fiduciary duty or contractual agreement, as applicable. Notwithstanding anything to the contrary in this Agreement, during the period from the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyers shall not (and shall not permit any of its Affiliates or Representatives to) contact any employees, customers, suppliers or other material business relations of the NFP Cannabis Business regarding the NFP Cannabis Business or the transactions contemplated by this Agreement without the prior written consent (email being sufficient) of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.03 TC “Section 6.03 Supplement to Disclosure Schedules.” \l 2Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall promptly supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware between the date hereof and the Closing (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall (i) be approved by Buyers and (ii) not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied. Buyers may elect to terminate this Agreement after receiving a Schedule Supplement, for any or no reason, by providing written notice to Sellers any time prior to Closing.

Section 6.04 TC “Section 6.04 Employees and Employee Benefits.” \l 2Employees and Employee Benefits.

(a) Buyers may, or may cause an Affiliate of Buyers to, but are not obligated to, offer employment effective immediately after the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment after the Closing Date, the “Hired Employees”), on such terms and conditions as Buyers may determine. In no event will Buyers be liable or responsible for paying or providing to any employee or former employee of Sellers any severance benefits, accrued vacation, sick time, or other payments required to be paid to Sellers’ employees or former employees in connection with termination of employment on or prior to the Closing Date.

(b) At or prior to the Closing, Sellers will make all payments to the Employees for any unpaid employee salaries, wages, benefits, bonuses, and commissions and as required under any federal, state or local wage and hour Law, including the payment of bonuses, accrued wages and vacation time, that are either due or will become due at the Closing. If Sellers take any action that could be construed as a “plant closing” or “mass layoff”, or that results in any employee retained or employed by Sellers suffering or deeming to have suffered any “employment loss”, as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109 and any equivalent state law (the “WARN Act”), Sellers will be solely responsible for providing any notice required by the WARN Act and for making payments, if any, which may be required under the WARN Act for failure to provide appropriate notice. Notwithstanding any contrary provision of this Agreement, with respect to any Employee Benefit Plan subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA (“COBRA”), Sellers shall be responsible and liable for providing, or continuing to provide, COBRA coverage as required under COBRA with respect to all “M&A qualified beneficiaries” associated with the transactions contemplated by this Agreement in accordance with Treasury Regulation Section 54.4980B-9 and any individual who experienced a COBRA “qualifying event” on or prior to the Closing Date or in connection with the transactions contemplated by this Agreement.

(c) Effective as of the Closing, the Employees shall cease active participation in the Seller Benefit Plans. Sellers shall remain liable for all eligible claims for benefits under the Seller Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employees participates.

(d) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Hired Employee or any other Person to any continued employment with Buyers or any of their Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 TC “Section 6.05 Tax Cooperation and Other Tax Matters.” \l 2Tax Cooperation and Other Tax Matters.

(a) Buyers and Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the NFP Cannabis Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Buyers and Sellers shall retain all books and records with respect to Taxes pertaining to the NFP Cannabis Business and the Purchased Assets for a period of at least seven (7) years following the Closing Date. Buyers and Sellers shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes for a Pre-Closing Tax Period involving the NFP Cannabis Business or the Purchased Assets.

Following the Closing, Buyers shall be responsible for properly preparing or causing to be prepared all Tax Returns required to be filed by the NFP Cannabis Business which relate to periods after the Closing Date.

(b) All personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the applicable Buyer and the applicable Seller as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period , and if Buyers are required to pay such Tax to any taxing authority that relates to any Pre-Closing Tax Period, then Sellers shall pay Buyers Sellers’ portion of such Taxes within ten (10) days after written notice by Buyers.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid equally by Buyers and Sellers when due. Sellers shall, at the expense of Sellers, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyers shall cooperate with respect thereto as necessary).

Section 6.06 TC “Section 6.06 Arizona Provisions Regarding Sales, Transfer, Documentary and Speculative Builder Taxes.” \l 2Arizona Provisions Regarding Sales, Transfer, Documentary and Speculative Builder Taxes. Notwithstanding anything to the contrary, Sellers shall file and pay all transaction privilege tax arising from periods prior to or on the Closing Date and any so-called owner/contractor tax and any speculative builder tax arising from the sale of real property pursuant to this Agreement (collectively, the “Privilege Taxes”). If, following the Closing Date, any Buyer is held to be liable for any of the Privilege Taxes required to be paid by Sellers, Sellers will indemnify, defend and hold harmless Purchaser against any claim that Seller failed to pay any amounts due. In addition, the following shall apply with respect to Privilege Taxes:

(a) Sellers shall deliver to Buyers at least five (5) Business Days prior to Closing tax clearance certificates from the Arizona Department of Revenue and each city in which the Real Property is located (the “City”), to the extent the City is required to provide such tax clearance certificate, in the form provided by each respective taxing authority, each dated no earlier than the date that is thirty (30) days prior to the Closing Date (“Tax Clearance Certificates”). To the extent that the Arizona Department of Revenue collects and administers tax clearance certificates for the City for the entire period of Sellers’ ownership of the Property, Sellers shall only be required to obtain Tax Clearance Certificates from the Arizona Department of Revenue. The Tax Clearance Certificates shall not reflect any amounts due and payable by Sellers to the Arizona Department of Revenue or the City, and each Tax Clearance Certificate shall list the Seller’s federal tax identification number, its transaction sales tax number, and its state employer identification number, and any other number that a tax clearance certificate can be issued for by the Arizona Department of Revenue (and the City, as appliable).

(b) In any event the Tax Clearance Certificates reflect an amount due and payable by Sellers to the Arizona Department of Revenue or the City or if the Sellers will be obligated to pay all Privilege Taxes that are due with respect to the Purchased Real Property for the period prior to Closing or on account of the Closing, at Closing, a portion of the Purchase Price, in the amount reflected to be due and payable based on the Tax Clearance Certificates (or response for a request for such Tax Clearance Certificates) plus the reasonable estimate of the City and State of Arizona Privilege Taxes that are due with respect to the Purchased Real Property for the period from the date of the Tax Clearance Certificates until the Closing Date or on account of the Closing (“City Sales Tax Estimate” and “State Sales Tax Estimate”, respectively), shall be retained in a separate, federally insured, interest-bearing escrow account with Escrow Agent (severally and collectively, the “Privilege Tax Holdback Escrow”). Upon Escrow Agent’s receipt at any time after Closing of a written request from Sellers indicating that such taxes have been paid to the City or State of Arizona, respectively, accompanied by a new Tax Clearance Certificate issued after the date of Closing and after the date of payment of all taxes by the City and State of Arizona, respectively, confirming that all taxes have been paid, Escrow Agent shall disburse to Sellers the funds in the Privilege Tax Holdback Escrow allocable to the City Sales Tax Estimate or the State Sales Tax Estimate, as applicable. After Closing, Sellers shall timely pay to the City and the State of Arizona prior to delinquency, with the appropriate tax return, all Privilege Taxes that are due with respect to the Purchased Real Property for the period prior to Closing and on account of the Closing (including speculative builder tax).

(c) Sellers hereby agree to indemnify, defend, and hold Buyers harmless for, from and against any and all liabilities, claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) which may arise out of Sellers’ failure to pay any Privilege Taxes, penalty or interest assessed against the Purchased Real Property or Sellers by the City or the State of Arizona that may be owed by Sellers. In the event that Buyers are required to pay any Privilege Taxes that are due with respect to the Purchased Real Property for the period prior to Closing and/or on account of the Closing (including speculative builder tax) (“Delinquent Sales Taxes”) and Sellers fail to pay such Delinquent Sales Taxes within fifteen (15) days of receipt of written notice from Buyers directing Sellers to pay such Delinquent Sales Taxes, Escrow Agent, to the extent Escrow Agent is still holding amounts in the Tax Holdback Escrow (i.e., Escrow Agent has not otherwise released all amounts to Sellers pursuant to a properly submitted Sellers request), shall disburse to Buyers amounts to pay such Delinquent Sales Taxes (up to the amount in the Tax Holdback Escrow) upon receipt of an invoice, statement or other evidence of the amount of the Delinquent Sales Tax to be paid by Buyers and Buyers shall use the amounts disbursed to Buyers solely for the payment of Delinquent Sales Taxes.

(d) Seller’s obligations under this Section 6.06 shall survive the Closing for twelve (12) months and, notwithstanding anything to the contrary contained in this Agreement, shall not be limited by any other provision in this Agreement limiting Sellers’ liability including, but not limited to, any liability limitation, floor amount, or liability period. At the expiration of the 12-month period, all funds held in the Privilege Tax Holdback Escrow shall automatically be released to Sellers and this Section shall terminate.

Section 6.07 TC “Section 6.07 Confidentiality.” \l 2Confidentiality. Buyers acknowledge and agree that the Confidentiality Agreement remains in full force and effect, is incorporated herein by reference, and in addition, Buyers covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyers pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.07 shall nonetheless continue in full force and effect.

Section 6.08 TC “Section 6.08 Sellers’ Restrictive Covenants.” \l 2Sellers’ Restrictive Covenants.

(a) Taking into account that Sellers will continue to operate the Health for Life Crismon Cannabis Business, for a period of eighteen (18) months after the Closing Date, Sellers will not, directly or indirectly:

(i) cause, induce or attempt to cause or induce any supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Sellers on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyers or their Affiliates;

(ii) hire, retain or attempt to hire or retain any employee or independent contractor of Buyers or any former employee of Sellers who becomes an employee or independent contractor of Buyers or their Affiliates except pursuant to a general solicitation which is not directed specifically to any such employees or independent contractors; provided, that nothing in this Section 6.08(a)(ii) shall prevent Sellers or any of their Affiliates from hiring (A) any employee or independent contractor who was not hired by Buyers, (B) any employee or independent contractor whose employment or engagement has been terminated by Buyers or (C) after ninety (90) days from the date of termination of employment/engagement, any employee/independent contractor whose employment/engagement has been terminated by the employee/independent contractor; or

(iii) interfere with the relationship between Buyers or any of their Affiliates and any of their respective employees or independent contractors.

(b) From and after the Closing, Sellers shall not make any disparaging remarks or statements about or denigrate directly, or through a third party or social media, Buyers or any of their Affiliates (including any such remarks or statements to any customer, employee, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, independent contractor, or other Person transacting business with Buyers); provided, that this Section 6.08(b) shall not prohibit any true statement made in the context of good faith litigation between the parties relating to the transactions contemplated hereby.

Section 6.09 TC “Section 6.09 Buyers’ Restrictive Covenants.” \l 2Buyers’ Restrictive Covenants.

(a) For a period of eighteen (18) months after the Closing Date, Buyers will not, directly or indirectly:

(i) cause, induce or attempt to cause or induce any supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyers on the Closing Date to cease doing business with Sellers or their Affiliates;

(ii) hire, retain or attempt to hire or retain any employee or independent contractor of Sellers except pursuant to a general solicitation which is not directed specifically to any such employees or independent contractors; provided, that nothing in this Section 6.09(a)(ii) shall prevent Buyers or any of their Affiliates from hiring (A) any employee or independent contractor whose employment or engagement has been terminated by Sellers, or (B) after ninety (90) days from the date of termination of employment/engagement, any employee/independent contractor whose employment/engagement has been terminated by the employee/independent contractor; or

(iii) interfere with the relationship between Sellers or any of their Affiliates and any of their respective employees or independent contractors.

(b) From and after the Closing, Buyers shall not make any disparaging remarks or statements about or denigrate directly, or through a third party or social media, Sellers or any of their Affiliates (including any such remarks or statements to any customer, employee, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, independent contractor, or other Person transacting business with Sellers); provided, that this Section 6.09(b) shall not prohibit any true statement made in the context of good faith litigation between the parties relating to the transactions contemplated hereby.

Section 6.10 TC “Section 6.10 Governmental Approvals and Consents.” \l 2Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers, Buyers or Buyer Parent with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Sellers, Buyers and Buyer Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules.

Section 6.11 TC “Section 6.11 Books and Records.” \l 2Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyers shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(ii) upon reasonable notice, afford Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyers after the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the NFP Cannabis Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyers’ Representatives reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyers nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.11 where such access would violate any Law.

Section 6.12 TC “Section 6.12 Closing Conditions.” \l 2Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in 53ARTICLE VII hereof.

Section 6.13 TC “Section 6.13 Public Announcements.” \l 2Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The Parties shall mutually agree on a public announcement and press release to be issued upon execution of definitive agreements and/or Closing of the transactions contemplated pursuant to this Agreement.

Section 6.14 TC “Section 6.14 Bulk Sales Laws.” \l 2Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyers.

Section 6.15 TC “Section 6.15 Releases.” \l 2Releases.

(a) Effective upon the Closing, each of Sellers, on their respective behalf and on behalf of their respective heirs, successors, and assigns (collectively, the “Releasing Parties”), hereby remises, releases, and forever discharges Buyers and their successors, assigns, equity holders, partners, owners, officers, directors, managers, employees, agents, attorneys and representatives (and each of their respective heirs, executors, and administrators acting in such capacities) (collectively, the “Released Parties”), of and from any and all matters and Proceedings, in law or in equity, Liabilities, mediations, investigations, debts, encumbrances, Contracts, promises, accounts, sums of money, reckonings, bonds, bills, Damages, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, including any claim for indemnification or contribution (collectively, the “Claims”) that the Releasing Parties, or any of them, now has or ever had, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever, against the Released Parties, and each of them, from the beginning of time through the Closing Date. Each Releasing Party covenants and agrees that such Releasing Party shall not commence, join in, or in any manner seek relief through any Proceeding arising out of, based upon, or relating to any Claim released hereunder, or in any manner assert or cause or assist another to assert any Claims released hereunder. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 6.13 TO THE CONTRARY, NOTHING HEREIN SHALL BE DEEMED TO RELEASE, WAIVE, MODIFY, AMEND, OR OTHERWISE AFFECT THE RIGHTS OR THE OBLIGATIONS, COVENANTS OR COMMITMENTS OF RELEASING PARTIES OR RELEASED PARTIES UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(b) Each Releasing Party acknowledges, represents, and warrants that such Releasing Party has had adequate disclosure of all facts necessary to make a knowing release of all Claims released hereunder. Effective for all purposes as of the Closing, each Releasing Party waives and relinquishes any rights and benefits which such Releasing Party may have under any statute or common law principle of any jurisdiction which provides, generally, that a general release does not extend to claims which a creditor does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Agreement, which if known by such Releasing Party must have materially affected such Releasing Party’s settlement with the debtor. Each Releasing Party acknowledges that such Releasing Party may hereafter discover facts in addition to or different from those which such Releasing Party now knows or believes to be true with respect to the subject matter of this Section 6.15, but it is each such Releasing Party’s intention to fully and finally and forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may exist, or heretofore have existed between any Releasing Party and any other party with respect to the subject matter of this Section 6.15 (subject to the exceptions set forth in this Section 6.15). In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Each Releasing Party covenants that such Releasing Party has not assigned any Claims which are the subject of this Section 6.15.

Section 6.16 TC “Section 6.16 Further Assurances.” \l 2Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VIITC “ARTICLE VII CONDITIONS TO CLOSING” \l 1
Conditions to closing

Section 7.01 TC “Section 7.01 Conditions to Obligations of All Parties.” \l 2Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04 and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyers and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 TC “Section 7.02 Conditions to Obligations of Buyer.” \l 2Conditions to Obligations of Buyers and Buyer Parent. The obligations of Buyers and Buyer Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyers and Buyer Parent, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in 27ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(c) Sellers shall have delivered to Buyers or Buyer Parent duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyers or Buyer Parent shall have received a certificate, dated the Closing Date and signed by duly authorized officers of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e) Buyers or Buyer Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of each Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyers or Buyer Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyers or Buyer Parent shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that each Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller.

Section 7.03 TC “Section 7.03 Conditions to Obligations of Seller.” \l 2Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyers and Buyer Parent contained in 43ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of Buyers and Buyer Parent to consummate the transactions contemplated hereby.

(b) Buyers and Buyer Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyers shall have delivered to Sellers the Purchase Price, and Buyers and Buyer Parent shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Parent Closing Certificate”).

(e) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer Parent certifying the names and signatures of the officers of Buyers and Buyer Parent authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIIITC “ARTICLE VIII INDEMNIFICATION” \l 1
Indemnification

Section 8.01 TC “Section 8.01 Survival.” \l 2Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that: (a) the representations and warranties in Section 4.01 (Organization and Qualification of Sellers), Section 4.02 (Authority of Sellers), Section 4.03 (No Conflicts; Consents), Section 4.10(c) (Sufficiency of Assets), Section 4.17 (Compliance with Laws), Section 4.22 (Brokers), Section 4.23 (Related Party Transactions), Section 5.01 (Organization of Buyers and Buyer Parent), Section 5.02 (Authority of Buyers and Buyer Parent), Section 5.03 (No Conflicts; Consents), and Section 5.04 (Brokers) shall survive indefinitely (collectively, “Fundamental Representations”); and (b) the representations and warranties in Section 4.19 (Employee Benefit Matters), Section 4.20 (Employment Matters) and Section 4.21 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 TC “Section 8.02 Indemnification By Seller.” \l 2Indemnification By Sellers. Subject to the other terms and conditions of this 55ARTICLE VIII, from and after Closing, Sellers, jointly and severally, shall indemnify Buyers, Buyer Parent and each of their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyers or Buyer Parent based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement that by its terms is to be performed by Sellers after the Closing Date;

(c) any Excluded Asset or any Excluded Liability;

(d) the operation and the ownership of the NFP Cannabis Business or the Purchased Assets or obligations of Sellers or any of their respective Affiliates conducted, existing or arising on or prior to the Closing;

(e) any Excluded Taxes;

(f) any Transaction Expenses of Sellers; or

(g) any unpaid Indebtedness of Sellers.

Section 8.03 TC “Section 8.03 Indemnification By Buyer.” \l 2Indemnification By Buyers and Buyer Parent. Subject to the other terms and conditions of this 55ARTICLE VIII, from and after Closing, Buyers and Buyer Parent, jointly and severally, shall indemnify Sellers and each of their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, them based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyers or Buyer Parent contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement that by its terms is to be performed by Buyers or Buyer Parent after the Closing Date;

(c) the operation and the ownership of the NFP Cannabis Business or the Purchased Assets or obligations of Buyers or any of their respective Affiliates conducted, existing or arising after the Closing;

(d) all Taxes relating to NFP Cannabis Business for all Post-Closing Tax Periods, and any and all Taxes of any Person imposed on Buyers, Buyer Parent or any of their Affiliates relating to an event or transaction occurring after the Closing Date; or

(e) any Assumed Liability.

Section 8.04 TC “Section 8.04 Certain Limitations.” \l 2Certain Limitations. The party making a claim under this 55ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $200,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $3,500,000.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 and Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim provided, however, that the Indemnified Party shall have no obligation to seek recovery under any insurance policy or pursue any claim against any Person for indemnification, contribution or otherwise in respect of the matter for which the Indemnifying Party is liable hereunder.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 and Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party.

(e) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (a) Fraud, (b) intentional misrepresentation or (c) any inaccuracy in or breach of any Fundamental Representations.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages; provided, however, that the foregoing limitation shall not prevent or limit indemnification for all components of awards against such Indemnified Party in a Third Party Claim.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(h) For purposes of determining (i) the amount of any Losses suffered, sustained or incurred by any Buyer Indemnified Party in respect of a breach of any representation or warranty of Sellers contained in ARTICLE IV, and (ii) whether any dollar threshold or limitation in this Section 8.04 has been exceeded, each representation and warranty contained in ARTICLE IV shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “in any material respect” and other uses of the word “material” (and shall be treated as if such words were deleted from such representation or warranty).

(i) Any payment Sellers are obligated to make to any Buyer Indemnitees pursuant to this ARTICLE VIII other than in respect of Sellers’ Tax Liens shall be made by wire transfer of immediately available funds within five (5) Business Days after the date Sellers are obligated to make such payment; provided, that if Sellers do not timely make such payment, Buyers shall have the right (but not the obligation) to set off the amount of any indemnity claim to which Buyers may reasonably be entitled from Sellers under the provisions of this Agreement against any amounts payable under the Note; provided, that any such offset shall reduce the principal amount owed on the Note on a dollar-for-dollar basis, and that such offset will be reflected in the immediately upcoming payment on the Note. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law. On the date that is the 18-month anniversary of the Closing Date, Buyers and Sellers shall deliver a joint written instruction to the Escrow Agent to pay to Sellers any then-remaining balance in the Tax Indemnity Escrow Account less any amounts then subject to outstanding Sellers’ Tax Liens hereunder in accordance with Section 8.04(j) by wire transfer of immediately available funds.

(j) Notwithstanding anything to the contrary set forth herein but subject to Section 8.05, any payment Sellers are obligated to make to any Buyer Indemnitees pursuant to this ARTICLE VIII in respect of Losses relating to Excluded Taxes in connection with the Sellers’ Tax Liens shall be recovered (i) first from the Tax Indemnity Escrow Account, until the amount of Losses recovered thereunder equals the amount then in the Tax Indemnity Escrow Account (or the Tax Indemnity Escrow Account has otherwise been exhausted or released); and (ii) thereafter, by wire transfer of immediately available funds within five (5) Business Days before the date any Buyer is required to make such payment; provided, that if Sellers do not timely pay any amounts required pursuant to the immediately preceding clause (ii), Buyers shall have the right to set off the amount of such obligation against any amounts payable under the Note provided that any such offset shall reduce the principal amount owed on the Note on a dollar-for-dollar basis, and that such offset will be made against the immediately upcoming payment under the Note. Notwithstanding the foregoing, in the event that the IRS issues a Certificate of Release of Federal Tax Lien or similar document pursuant to Section 6325 of the Code (a “Sellers’ Tax Lien Release Document”) in connection with a Sellers’ Tax Lien with respect to any Tax period (such lien, a “Released Lien”), Sellers shall promptly deliver written notice of such Released Lien to Buyers (a “Released Lien Notice”), and Buyers and Sellers shall deliver a joint written instruction to the Escrow Agent to pay to Sellers an amount equal to the portion of any amounts then held in the Tax Indemnity Escrow that relate to such Released Lien reduced by any amounts to which Buyer Indemnitees may be entitled as of such date under Section 8.02 for Losses relating to Excluded Taxes in connection with the Sellers’ Tax Liens. With respect to each Tax period to which a Sellers’ Tax Lien applies, any amounts in the Tax Indemnity Escrow Account that are not released pursuant to this Section 8.04(j) as a result of a Released Lien shall remain in the Tax Indemnity Escrow Account until the date upon which the statute of limitations for collection of the applicable Taxes with respect to such Tax period expires (an “SOL Expiration”) and shall thereafter be released. Notwithstanding anything to the contrary in this Section 8.04(j), (x) if, within sixty (60) days following receipt of a Released Lien Notice, Buyers in their sole discretion, reasonably exercised in good faith after consultation with Sellers and Sellers’ tax counsel, determine that the release of such Released Lien or any part thereof can be reinstated, revoked, or otherwise withdrawn by the IRS such that any of the Purchased Assets could reasonably become subject to such Released Lien (as the release thereof is so reinstated, revoked, or otherwise withdrawn), Buyers may, in their sole discretion upon prior written notice to Sellers, subject to clause (z) of this provision, withhold the last installment payments under the Note in the aggregate amount of such Released Lien increased by the amount of any accrued interest and penalties as reasonably determined by the Buyer after consultation with Sellers (such amounts together, the “Released Lien Deficit”), commencing with such installment payment prior to the final installment payment under the Note as is necessary to ensure that the total amount withheld under the Note is equal to the aggregate amount of the Released Lien Deficit, and such withheld payments shall be paid to the Escrow Agent to be held in the Tax Indemnity Escrow Account, (y) at any time that the balance of the Tax Indemnity Escrow Account is less than the aggregate amount of Sellers’ Tax Liens that are not Released Liens, as reasonably determined by Buyers after consultation with Sellers (such amount, the “Lien Deficit”), it being agreed and understood that the amount of Sellers’ Tax Liens is subject to increase for accruing interest and penalties, then notwithstanding anything to the contrary in this Agreement or in the Note, Buyers may, in their sole discretion upon prior written notice to Sellers, withhold payments under the Note in the aggregate amount of the Lien Deficit, and (z) if at any time following the delivery of a Released Lien Notice, if (i) Sellers receive any notification from the IRS that the IRS intends to reinstate, revoke, or otherwise withdraw the release of a Released Lien (a “Reinstated Lien”), Sellers shall promptly, and in no event later than thirty (30) days after receiving notification from the IRS, provide written notification of such Reinstated Lien to Buyers; provided, however, that after receiving such notification, Buyers shall not withhold payments immediately due and owing under the Note unless and until the IRS takes action against the Buyers or provides notice to the Buyers or the Sellers that it intends to encumber the Purchased Assets, and (ii) Buyers receive any notification from the IRS that the Purchased Assets are subject to a lien as a result of the reinstatement, revocation, or withdrawal by the IRS of a Released Lien (also a “Reinstated Lien”), Buyers shall immediately, and in no event later than five (5) days after receiving notification from the IRS, provide written notification to Sellers of such Reinstated Lien, and in each case, Buyers may then withhold the next due installment payments under the Note in the aggregate amount of such Reinstated Lien increased by the amount of any accrued interest and penalties as reasonably determined by Buyer after consultation with Sellers (such amounts together, the “Reinstated Lien Deficit”) such that the amount so withheld under the Note is equal to the aggregate amount of the Reinstated Lien Deficit, and such withheld payments shall be paid to the Escrow Agent to be held in the Tax Indemnity Escrow Account. Any Note payments withheld by Buyers as a result of the immediately preceding sentence and any amounts held by Escrow Agent in the Tax Indemnity Escrow Amount in connection therewith shall be paid to Sellers, and Buyers and Sellers shall promptly deliver joint written instructions to the Escrow Agent to effectuate the same, upon the occurrence of any of the following: (i) the Lien Deficit with respect to any Tax period is reduced by Sellers’ payment to the IRS of Taxes with respect to such Tax Period, but in such case the amount paid to Sellers shall equal only the amount by which the Lien Deficit is reduced with respect to such Tax period (which reduction in the Lien Deficit may be less than the amount of the Sellers’ payment to the IRS of Taxes with respect to such Tax Period as a result of accrued interest and penalties); (ii) a Sellers’ Tax Lien becomes a Released Lien with respect to a Tax period and Buyers in their sole discretion, reasonably exercised in good faith after consultation with Sellers and Sellers’ tax counsel, determine that the release of such Released Lien or any part thereof cannot be reinstated, revoked, or otherwise withdrawn by the IRS, but in such case the amount paid to Sellers shall equal only the amount of the Lien Deficit with respect to such Tax period; or (iii) there is an SOL Expiration with respect to such Tax period, but in such case the amount paid to Sellers shall equal only the amount of the Lien Deficit with respect to such Tax period.

(k) Notwithstanding anything to the contrary set forth herein, in no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Losses under more than one provision of this Agreement, and no Losses may be claimed under Section 8.02 or

Section 8.03 by any Indemnifying Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.11 or otherwise.

Section 8.05 TC “Section 8.06 Indemnification Procedures.” \l 2Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers, Buyers and Buyer Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 TC “Section 8.07 Payments.” \l 2Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this 55ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication in accordance with Section 8.04.

Section 8.07 TC “Section 8.08 Tax Treatment of Indemnification Payments.” \l 2Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 TC “Section 8.09 Exclusive Remedies.” \l 2Exclusive Remedies. Subject to and except for Section 10.12, the parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this 55ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 10.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to pursue a claim of Fraud against a party hereto committing Fraud.

ARTICLE IXTC “ARTICLE IX TERMINATION” \l 1
Termination

Section 9.01 TC “Section 9.01 Termination.” \l 2Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of Sellers and Buyer Parent;

(ii) by Buyer Parent by written notice to Sellers if:

(A) Buyers and Buyer Parent are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in 53ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Sellers by February 15, 2025 (the “Drop Dead Date”) (unless Buyers agree to extend the Drop Dead Date or waive or extend the time to cure or satisfy such breach, inaccuracy, failure to perform or condition giving rise to its right to terminate in its sole discretion); or

(B) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date (unless Buyers agree to extend the Drop Dead Date by thirty (30) days in its sole discretion), unless such failure shall be due to the failure of Buyers or Buyer Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) by Sellers by written notice to Buyer Parent if:

(A) Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyers or Buyer Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in 53ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyers or Buyer Parent by the Drop Dead Date (unless Buyers agree to extend the Drop Dead Date or waive or extend the time to cure or satisfy such breach, inaccuracy, failure to perform or condition giving rise to its right to terminate in its sole discretion); or

(B) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date (unless Buyers agree to extend the Drop Dead Date in its sole discretion), unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iv) by Buyer Parent or Sellers in the event that:

(A) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(B) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(v) automatically upon termination of the REPA.

(b) The parties recognize that cannabis manufacturing and distribution, and cannabis businesses, are illegal under federal law, but are permitted under Arizona law if in compliance with Arizona statutes and regulations. The parties agree not to seek to terminate this Agreement, or raise any defense or make any argument against, the enforceability or performance of this Agreement based on the illegality of cannabis under federal law, or the law of any other state.

(c) Notwithstanding anything to the contrary set forth herein, termination of this Agreement for any reason whatsoever shall automatically terminate the REPA.

Section 9.02 TC “Section 9.02 Effect of Termination.” \l 2Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement and each REPA shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this 62ARTICLE IX, Section 6.07 and 63ARTICLE X hereof shall survive termination; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE XTC “ARTICLE X MISCELLANEOUS” \l 1
Miscellaneous

Section 10.01 TC “Section 10.01 Expenses.” \l 2Expenses. Except as otherwise expressly provided herein (including Section 6.05(c) hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 TC “Section 10.02 Notices.” \l 2Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	1032 E. Brandon Blvd., #4201 Brandon, Fl 33511 Attention: Andrew Ryan, General Counsel Email: [*]

with a copy to:	Greenspoon Marder LLP 1875 Century Park East, Suite 1900 Los Angeles, CA 90067 Attention: Michael E. Ross Email: michael.e.ross@gmlaw.com
If to Buyers or Buyer Parent:	Pitchfork Enterprises, LLC 2055 E. 5th St., Suite 101 Tempe, Arizona 85288 Attention: [*] Email: [*]
with a copy to:	Snell & Wilmer L.L.P. City National 2CAL 350 South Grand Avenue, Suite 3100 Los Angeles, CA 90071-3420 Attention: Joshua Schneiderman Email: jschnedierman@swlaw.com

Section 10.03 TC “Section 10.03 Interpretation.” \l 2Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 TC “Section 10.04 Disclosure Schedules.” \l 2Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers that in and of itself, as applicable, such information is material to or outside the ordinary course of business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05 TC “Section 10.05 Headings.” \l 2Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 TC “Section 10.06 Severability.” \l 2Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 TC “Section 10.07 Entire Agreement.” \l 2Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 TC “Section 10.08 Successors and Assigns.” \l 2Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 TC “Section 10.09 No Third-Party Beneficiaries.” \l 2No Third-Party Beneficiaries. Except as provided in 55ARTICLE VIII and Section 10.14, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 TC “Section 10.10 Amendment and Modification; Waiver.” \l 2Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.11 TC “Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.” \l 2Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN

THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN THE CITY OF PHOENIX AND COUNTY OF MARICOPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

(d) The parties recognize that cannabis manufacturing and distribution, and cannabis businesses, are illegal under federal law, but are permitted under Arizona law if in compliance with Arizona statutes and regulations. The parties agree not to raise any defense or make any argument against, the enforceability or performance of this Agreement based on the illegality of cannabis under federal law, or the law of any other state.

Section 10.12 TC “Section 10.12 Specific Performance.” \l 2Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 10.11(b) without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance, or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.

Section 10.13 TC “Section 10.13 Counterparts.” \l 2Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 TC “Section 10.14 Non-recourse.” \l 2Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 10.14 is intended for the benefit of, and shall be enforceable by each of the Non-Party Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Execution Date by their duly authorized representatives.

SELLERS: iAnthus Arizona, LLC, an Arizona limited liability company By:_(Signed) “Richard Proud” Name: Richard Proud Title: Chief Executive Officer	SOOTHING BUYER: Soothing Ponderosa, LLC, an Arizona limited liability company By:_________________________ Name:____________________________ Title:_____________________________
S8 Management, LLC, an Arizona limited liability company By:_(Signed) “Richard Proud” Name: Richard Proud Title: Chief Executive Officer	ABACA BUYER: Abaca Ponderosa, LLC, an Arizona limited liability company By:_________________________ Name:____________________________ Title:_____________________________
S8 Rental Services, LLC, an Arizona limited liability company By:_(Signed) “Richard Proud” Name: Richard Proud Title: Chief Executive Officer	H4L BUYER: H4L Ponderosa, LLC, an Arizona limited liability company By:_________________________ Name:____________________________ Title:_____________________________
Soothing Options, Inc., an Arizona not-for-profit corporation By:_(Signed) “Richard Proud” Name: Richard Proud Title: Chief Executive Officer	BUYER PARENT: Pitchfork Enterprises, LLC, an Arizona limited liability company By:_________________________ Name:____________________________ Title:_____________________________

[Signature Page of Asset Purchase Agreement]

ABACA, Inc., an Arizona not-for-profit corporation By:_(Signed) “Richard Proud” Name: Richard Proud Title: Chief Executive Officer
Health for Life, Inc., an Arizona not-for-profit corporation By:_(Signed) “Richard Proud” Name: Richard Proud Title: Chief Executive Officer

[Signature Page of Asset Purchase Agreement]

EXHIBIT A

Seller Control Action Documents

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A-1

EXHIBIT B

Transition Services Agreement

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EXHIBIT C

Note

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EXHIBIT D

Bill of Sale

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EXHIBIT E

Assignment and Assumption Agreement

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EXHIBIT F

Assignment and Assumption of Lease

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EXHIBIT G

Security Agreement

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EXHIBIT H

Pledge Agreement

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EXHIBIT I

Supply Agreement

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EXHIBIT J

Deed

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EXHIBIT K

Department Documents

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K-1

EXHIBIT L

Escrow Agreement

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